UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Knight Capital Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

November 19, 2012

Dear Stockholder:

We cordially invite you to attend Knight Capital Group, Inc.’s (the “Company”) special meeting of stockholders (the “Special Meeting”). The Special Meeting will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 27, 2012 at 1:00 p.m.

Enclosed you will find a notice setting forth the business expected to come before the Special Meeting, the Proxy Statement and a proxy card. At the Special Meeting, the agenda includes a proposal to approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan. Our Board of Directors recommends that you vote FOR the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan. Please take the time to carefully read the proposal described in the attached Proxy Statement.

Your vote is very important regardless of how many shares of Knight Capital Group, Inc. Class A Common Stock or Series A-1 Preferred Stock you own. Regardless of whether you plan to attend the Special Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy by touch-tone telephone or through the Internet as indicated on the accompanying proxy card. Alternatively, you are requested to sign, date and return the paper proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (i) attending and voting in person at the Special Meeting; (ii) giving notice of revocation of the proxy at the Special Meeting; or (iii) delivering to the Corporate Secretary of Knight Capital Group, Inc. (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy card previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

Thank you for your continued support of Knight Capital Group, Inc.

Sincerely,

Thomas M. Joyce	William L. Bolster
Chairman and Chief Executive Officer	Lead Director

KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Knight Capital Group, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Knight Capital Group, Inc., a Delaware corporation (“Knight” or the “Company”), will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 27, 2012 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.	To approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

A webcast of our Special Meeting will be available on our website, www.knight.com, starting at 1:00 p.m. on Thursday, December 27, 2012. Information included on our website, other than our Proxy Statement and proxy card, is not a part of our proxy solicitation materials.

A Proxy Statement describing the matters to be considered at the Special Meeting is attached to this notice. Only holders of record of shares of Knight Class A Common Stock and Series A-1 Preferred Stock at the close of business on November 16, 2012 are entitled to notice of, and to vote at, the Special Meeting. On that day, 173,237,835 shares of Knight Class A Common Stock and 274,215 shares of Series A-1 Preferred Stock (representing 182,810,091 shares of Class A Common Stock on an as-converted basis, with each share of Series A-1 Preferred Stock convertible into 666.667 shares of Class A Common Stock) were outstanding and entitled to vote. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at the Company’s corporate offices, located at 545 Washington Boulevard, Jersey City, New Jersey 07310, during the 10 days before the Special Meeting. The list of stockholders will also be available for inspection at the Special Meeting.

In addition, pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with these SEC rules, you may access our Proxy Statement at www.edocumentview.com/kcg, which does not have "cookies" that identify visitors to the site.

By order of the Board of Directors,

Thomas M. Merritt
Corporate Secretary

November 19, 2012

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET (AS MORE FULLY DESCRIBED ON YOUR PROXY CARD AND HEREIN).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, DECEMBER 27, 2012. THE COMPANY’S PROXY STATEMENT IS AVAILABLE AT: WWW.EDOCUMENTVIEW.COM/KCG.

KNIGHT CAPITAL GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 27, 2012

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Knight Capital Group, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, “Knight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board” and each member thereof a “Director”) for use at the Special Meeting of Stockholders (including any adjournments or postponements thereof), which will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Thursday, December 27, 2012 at 1:00 p.m. (the “Special Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about November 26, 2012.

At the Special Meeting, stockholders will be asked to consider and vote on proposals to: (i) approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan; and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

All stockholders will need to present photo identification to be admitted into the Special Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter or legal proxy from your broker or bank are examples of proof of ownership.

The principal executive offices of the Company are located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

You may vote in any of the following four ways: (1) by attending the Special Meeting; (2) by calling the toll-free telephone number listed on the proxy card; (3) by voting on the Internet at the website address listed on the proxy card; or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of Knight Class A Common Stock (the “Common Stock”) and shares of Series A-1 Preferred Stock, on an as-converted into Common Stock basis (the “Series A-1 Preferred Stock”) that are entitled to vote and are represented by a proxy properly signed and received at or before the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated therein. If a proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of Common Stock and Series A-1 Preferred Stock represented by such proxy will be voted FOR the approval of the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan.

The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Special Meeting by: (i) attending and voting in person at the Special Meeting; (ii) giving notice of revocation of the proxy at the Special Meeting; or (iii) delivering to the

Corporate Secretary of Knight (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy card previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows: Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Special Meeting. If you own shares held in street name and wish to vote at the Special Meeting, you must have a legal proxy from your broker.

The Company will bear the entire cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement. The Company has retained the services of AST Phoenix Advisors (formerly known as Phoenix Advisory Partners), a division of American Stock Transfer & Trust Company, LLC (“Phoenix”), to assist in the solicitation of proxies. Phoenix will receive a fee from the Company for services rendered of approximately $10,000, plus reimbursement for out-of-pocket expenses. In addition to solicitation by mail, the Directors, officers and employees of the Company may solicit proxies from stockholders of the Company by telephone, electronic communication or by personal interview. Such Directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save the Company additional expense and reduce the environmental impact of delivering paper proxy materials to stockholders by electing to receive future proxy statements and annual reports electronically. If you would like to request this electronic delivery, please enroll after you complete your voting. If your shares are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.edocumentview.com/kcg. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Corporate Secretary of the Company of this request in writing at the address set forth at the beginning of this Proxy Statement.

Record Date; Outstanding Shares; Voting at the Special Meeting

Only holders of Common Stock and Series A-1 Preferred Stock at the close of business on November 16, 2012 will be entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on November 16, 2012, the Company had (i) 173,237,835 shares of Common Stock (this figure includes outstanding shares of restricted stock which have associated voting rights but does not include (i) restricted stock units, which do not have voting rights, or (ii) treasury stock), and (ii) 274,215 shares of Series A-1 Preferred Stock (representing 182,810,091 shares of Common Stock on an as-converted into Common Stock basis, with each share of Series A-1 Preferred Stock convertible into 666.667 shares of Common Stock), outstanding and entitled to vote. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the aggregate shares of Common Stock and Series A-1 Preferred Stock (on an as-converted into Common Stock basis) outstanding and entitled to vote at the Special Meeting, or at any adjournment or postponement thereof, is necessary to constitute a quorum for the transaction of business. Shares of Common Stock and Series A-1 Preferred Stock represented by proxies that are marked “Abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not, unless otherwise noted herein, be counted as votes cast in favor of the matters brought before the stockholders at the Special Meeting. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

The proposal to approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan requires approval by the affirmative vote of a majority of the aggregate number of shares of Common Stock and

Series A-1 Preferred Stock (voting on an as-converted into Common Stock basis) present at the Special Meeting, in person or by proxy, and entitled to vote on the proposal. Accordingly, abstentions will have the same effect as a negative vote on the proposal. Under applicable New York Stock Exchange (“NYSE”) rules, the total votes cast on the proposal to approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan must represent over 50% in interest of all shares of Common Stock and Series A-1 Preferred Stock (on an as-converted into Common Stock basis) entitled to vote on the proposal.

Pursuant to NYSE rules, if you own your shares through a broker and you do not vote, your broker may vote your shares at its discretion on certain “routine” matters. The Company believes that the proposal to be voted upon at the Special Meeting is not considered a “routine matter” under NYSE rules, and, therefore, brokers will not be permitted to vote, at their discretion, any unvoted shares on the proposal (reported as a “broker non-vote”). “Broker non-vote” shares are counted towards the quorum requirement but will be disregarded and have no effect on the outcome of the vote for the proposal.

No Appraisal Rights

Stockholders have no rights under Delaware law, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Special Meeting.

Postponement or Adjournment of the Special Meeting

If the Special Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

PROPOSAL 1—APPROVAL OF THE KNIGHT CAPITAL GROUP, INC. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

The Board of Directors of the Company (the “Board”) is recommending that stockholders approve the adoption of the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Amended 2010 Plan”) to (i) increase the number of shares authorized for grant under the Amended 2010 Plan from 10,580,044 to 64,580,044, (ii) ensure compliance with Section 162(m) of the Internal Revenue Code (the “Code”), which is described further below, and (iii) amend certain provisions of the Amended 2010 Plan, as described herein. Key changes to the Amended 2010 Plan, in addition to the increase in the number of shares authorized for grant under the Amended 2010 Plan, include the following:

•

An amendment to require a qualifying termination of employment before vesting provisions in new awards accelerate in the event of a Change-In-Control, also known as “double-trigger” accelerated vesting;

•

An amendment to the modification provision to require stockholder approval before (i) Stock Appreciation Rights (“SARs”) may be repriced, replaced, regranted through cancellation or modified if such change would reduce the exercise price for the shares underlying such SAR and (ii) options or SARs may be exchanged for cash if such exchange would reduce the exercise price for the shares underlying such option or SAR;

•	An amendment to limit the number of shares subject to awards granted to each non-employee member of our Board during any calendar year to 200,000; and

•	An extension of the time after which no awards may be granted under the Amended 2010 Plan to ten years from the date the stockholders approve the Amended 2010 Plan.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE COMPANY’S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

Background

At the 2010 Annual Meeting of Stockholders, stockholders of the Company approved the adoption of the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “2010 Plan”). On November 16, 2012, subject to approval by the stockholders of the Company, the Board adopted the Amended 2010 Plan to increase the number of authorized shares available for grant under the 2010 Plan from 10,580,044 to 64,580,044 and amend certain provisions of the 2010 Plan. The Board adopted the Amended 2010 Plan for several important reasons. First, the number of shares available for grant under the 2010 Plan is insufficient to meet the Company’s anticipated incentive compensation needs over the next few years for current and future employees, officers and directors. As a result of the Company’s recapitalization in August 2012 and the resulting reduction in the value of a share of Common Stock, the Company will not have sufficient shares available for grant to meet its 2012 annual incentive compensation needs in accordance with its compensation philosophy. A failure to increase the number of shares of stock under the Amended 2010 Plan would likely require the use of less efficient compensation strategies or result in an inability to pay our executives market rates of compensation, which could compromise the Company’s ability to retain key members of management. Second, the Board determined that certain terms of the 2010 Plan should be updated to reflect best practices related to Change-In-Control vesting, repricing and annual limits on awards made to non-employee directors.

The 2010 Plan originally replaced the Company’s 2006 Equity Incentive Plan, 2003 Equity Incentive Plan, 1998 Long-Term Incentive Plan and 1998 Non-Employee Director Plan (collectively, the “Prior Plans”). Although the Company has not made awards under the Prior Plans since the stockholders approved the 2010 Plan, any awards outstanding at the time the 2010 Plan was approved that remain outstanding are subject to the terms of the applicable plan pursuant to which such awards were granted and the terms of each award agreement.

Equity Incentives Are an Important Part of Our Compensation Philosophy

The Board believes that offering incentive compensation opportunities that are competitive with those of similar enterprises and that are based on the performance of the Company’s Common Stock will motivate participants to continue to provide services and achieve long-range goals, further align their interests with those of the Company’s other stockholders, and promote the long-term financial interest of the Company and its affiliates, including enhancement of long-term stockholder value. The Board also believes that granting stock options, stock appreciation rights and other stock-based awards contributes to the Company’s success and is comparable with the practices of other financial services companies.

The Amended 2010 Plan will (i) help the Company attract persons of exceptional ability and leadership qualities to become employees, officers and directors of the Company and its affiliates, (ii) enhance the long-term stockholder value of the Company by offering opportunities to the Company’s employees, officers and directors to participate in the Company’s growth and success, and (iii) encourage award recipients to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company.

Few Shares Remain Available for Grant

As of the record date, there were 5,717,367 shares available for grant under the 2010 Plan (all of which may be used for the grant of restricted stock and restricted stock unit awards).

Historically, annual incentive compensation is partially paid to employees, executive officers and directors in the form of equity-based incentive awards granted under the 2010 Plan, with executives generally receiving a greater percentage of their annual incentive compensation in the form of equity awards as opposed to cash. The Company had originally planned to seek stockholder approval to adopt the Amended 2010 Plan at its 2013

Annual Meeting of Stockholders, three years after initial approval of the 2010 Plan, because the Company would have depleted (as forecast) most of the shares available for grant under the existing 2010 Plan after payment of 2012 annual incentive compensation in early 2013. However, as the value of a share of Common Stock has been reduced due to the previously disclosed events the Company experienced in August 2012, the shares available for grant under the 2010 Plan are insufficient to satisfy the Company’s anticipated incentive equity compensation needs for 2012 and beyond in accordance with the Company’s compensation philosophy.

Failure to approve the Amended 2010 Plan would restrict the Company’s ability to compensate its employees, officers and directors using the Company’s Common Stock, as is consistent with its current compensation philosophy, and may require the Company to consider less efficient alternatives to equity compensation, including cash and cash equivalents, once shares available for grant under the 2010 Plan are depleted. The payment of cash or cash equivalents may result in an increased annual compensation expense in the short-term and the loss of the retentive benefits associated with incentive equity compensation in the longer-term, and may not align employees’ interests with stockholders’ interests. Moreover, the payment of all cash consideration will reduce capital that could be used in other areas of our business. If the Amended 2010 Plan is approved, the Company will preserve its cash and will have additional authorized shares of Common Stock available for future grants to new hires, to retain existing employees and to implement its current compensation philosophy for 2012 and beyond.

Information Regarding Awards Outstanding under the 2010 Plan and Prior Plans

As of the record date, a total of 2,598,588 shares were subject to outstanding stock option awards under the 2010 Plan and the Prior Plans, which had a weighted average exercise price of $13.61 and a weighted average remaining term of 3.91 years. There were also 8,728,025 shares subject to outstanding stock awards under the 2010 Plan and the Prior Plans in the form of restricted stock and restricted stock units.

Section 162(m) of the Code

The Amended 2010 Plan is also being submitted to the Company’s stockholders in order to ensure its compliance with Section 162(m) of the Code (“Section 162(m)”). Section 162(m) denies a publicly-held corporation a tax deduction for federal income tax purposes for compensation in excess of $1 million per year per person paid by a company to its Chief Executive Officer and to the three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) for whom compensation disclosure is required under the proxy rules (“Covered Employees”), subject to certain exceptions. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid (including the business criteria on which the performance goal is based and the maximum amount that can be paid to any individual if the performance goal is attained) are disclosed and approved by stockholders prior to payment. Accordingly, if the Amended 2010 Plan is approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to awards under the Amended 2010 Plan (as set in accordance with the terms of the Company’s stockholder-approved 2009 Equity Incentive Plan) will not be subject to the deduction limit of Section 162(m).

Summary of Amended 2010 Plan

The following is a summary of the Amended 2010 Plan, which is attached as Appendix A to this Proxy Statement. The following summary is not a complete description of all provisions of the plan and is qualified by reference to the complete text of the Amended 2010 Plan.

Shares Available; Limitations

If the Amended 2010 Plan is approved by stockholders, a maximum of 64,580,044 shares of Common Stock will be reserved for issuance under the Amended 2010 Plan (subject to equitable adjustment in the event of a change in the Company’s capitalization as described below). This maximum amount includes (i) 54,000,000 new shares; and (ii) 5,717,367 shares remaining available for grant under the 2010 Plan as of the record date. The maximum amount noted above does not reflect awards under the Prior Plans which expired or were terminated, forfeited or canceled and have been added to the shares available for grant under the Amended 2010 Plan as described below. The fair market value of a share of Common Stock as of November 16, 2012 was $2.52.

To the extent that any (i) outstanding option or SAR for any reason expires, is terminated, forfeited or canceled without having been exercised, (ii) stock award is forfeited, (iii) shares covered by an award are not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, or (iv) shares are not otherwise deliverable for any other reason, such shares will be restored to the share maximum available for issuance under the Amended 2010 Plan. If the exercise price of any option is satisfied by tendering shares to the Company or by net-settlement of shares, the number of Shares tendered or withheld to pay the exercise price of any option will be restored to the share maximum available for issuance under the Amended 2010 Plan. To the extent that any option or other award outstanding pursuant to a Prior Plan expires, is terminated, forfeited or canceled without having been exercised or settled in full, shares subject to such awards will be added to the share maximum available for issuance under the Amended 2010 Plan; provided, however, that the aggregate number of shares outstanding under the Prior Plans that may be added to the share maximum will not exceed 10,943,465 (subject to equitable adjustment in the event of a change in the Company’s capitalization). As of the record date, a total of 3,933,896 shares have been forfeited or expired under the Prior Plans and have been added to the share maximum available for issuance under the 2010 Plan. The grant of any option, SAR or stock award will count against the number of shares that may be granted under the Amended 2010 Plan equal in number to the shares represented by such award; provided, however, that if a SAR is granted in tandem with an option, such grant will count only once against the number of shares that may be granted under the Amended 2010 Plan. Shares of the Company’s common stock issued or assumed under the Amended 2010 Plan in connection with awards that are assumed, converted, or substituted as a result of a the Company’s acquisition of another company, including by way of merger, combination or similar transaction, will not count against the number of shares that may be granted under the Amended 2010 Plan.

Administration

The Amended 2010 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full authority, subject to the provisions of the Amended 2010 Plan, to determine, among other things, the persons to whom awards under the Amended 2010 Plan will be made, the time or times at which such awards will be granted, the types of awards to be granted and the number of shares of Common Stock subject to such awards, and the specific terms, conditions, performance criteria, restrictions and other provisions applicable to awards, including, but not limited to, the duration, vesting and exercise periods. To the extent consistent with applicable law, the Compensation Committee may delegate its authority under the Amended 2010 Plan to a sub-committee or management group within the Company. In addition, with respect to participants who are foreign nationals and/or reside or work outside the United States, the Compensation Committee may establish special rules, or adopt sub-plans or supplements, and grant awards in accordance with such rules or sub-plans.

Eligibility

Awards under the Amended 2010 Plan may be made to employees, officers and directors of the Company and its present or future subsidiaries and affiliates, in each case, who are selected by the Compensation Committee, or its delegate, in its sole discretion. As of November 16, 2012, approximately 1,542 employees, including ten executive officers, and nine non-employee directors were eligible to receive awards under the Amended 2010 Plan.

Individual Award Limitations

To enable compensation provided in connection with certain types of awards to qualify as “performance-based” compensation within the meaning of Section 162(m), the Amended 2010 Plan includes a limit on the maximum aggregate number of shares for which any performance-based award (other than options and SARs) may be granted to a Covered Employee for each 12-month period contained in the performance period of six (6) million shares (subject to equitable adjustment in the event of a change in the Company’s capitalization) and a limit on the maximum aggregate dollar value for which any performance-based award denominated in dollars may be granted to a grantee for each 12-month period contained in the performance period of $15 million. These limits may be adjusted, as applicable, on a pro-rata basis for each partial 12-month period in the applicable performance period. In addition, no Covered Employee may be granted, in any fiscal year of the Company, options covering more than six (6) million shares or SARs covering more than six (6) million shares (subject, in each case, to equitable adjustment in the event of a change in the Company’s capitalization). Under the Amended 2010 Plan, no more than 200,000 shares subject to awards may be granted to each non-employee member of the Board during any calendar year.

Options

Stock options may be either “incentive stock options,” as that term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of an option will not be less than the fair market value per share (as defined in the Amended 2010 Plan) of Common Stock on the date of grant. Options become exercisable at the time or times, and upon such terms, as the Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the Compensation Committee in the document evidencing the option. Subsequent to the grant of an option, the Compensation Committee may, at any time before complete termination of the option, accelerate the time or times at which the option may become vested in whole or in part, without reducing the term of the option. The exercise price of options may be paid in cash, by check or promissory note, by tendering (by actual delivery or attestation) shares of Common Stock, by surrendering shares otherwise issuable upon exercise of such option, or by way of a “broker’s cashless exercise” procedure. No more than twenty five (25) million shares of the Company’s common stock (subject to equitable adjustment in the event of a change in the Company’s capitalization) may be issued upon the exercise of incentive stock options granted under the Amended 2010 Plan. Options expire no later than the tenth anniversary of the date of grant to the extent they are not previously exercised or forfeited.

Stock Appreciation Rights

The Amended 2010 Plan permits the Company to grant SARs to participants independently or in connection with an option. The exercise price of a SAR will not be less than the fair market value per share (as defined in the Amended 2010 Plan) of Common Stock on the date of grant. SARs become exercisable at the time or times, and upon such terms, as the Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the Compensation Committee in the document evidencing the SAR. Subsequent to the grant of a SAR, the Compensation Committee may, at any time before complete termination of the SAR, accelerate the time or times at which the SAR may become vested in whole or in part, without reducing the term of the SAR. Upon exercise of the SAR, the participant will receive an amount equal to the excess of the fair market value of one share of the Common Stock on the day of the surrender of such SAR over the exercise price of the SAR. Upon the exercise of a SAR granted in connection with an option, the underlying option will be surrendered. SARs expire no later than the tenth anniversary of the date of grant to the extent they are not previously exercised or forfeited.

Restricted Stock; Restricted Stock Units; Performance Factors

The Amended 2010 Plan permits the Company to grant restricted stock and restricted stock units to participants. Restricted stock is Common Stock transferred to the grantee, generally without payment to the

Company, which shares have voting rights but are subject to certain restrictions and to a risk of forfeiture. A restricted stock unit is a non-voting right to receive shares of Common Stock or cash at the end of a specified period, subject to a risk of forfeiture.

Awards of restricted stock and restricted stock units may, at the discretion of the Compensation Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). For such awards, each performance period the Compensation Committee will establish performance factors, which must be objective, and will prescribe a formula to determine the amount of the incentive that may be payable based upon the level of attainment of the performance factors during the performance period. Performance factors may include, among other things: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholder’s equity; market share; the fair market value of the shares of the Company’s Common Stock; the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.

In addition, performance factors may be based upon the attainment of specified levels of the Company’s or its affiliates’ performance (or that of any subsidiary, division, other operational unit or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company and may be combined with cost of capital, assets, invested capital and stockholders’ equity to form an appropriate measure of performance. To the extent permitted under Section 162(m), the Committee may (i) designate additional business criteria on which the performance factors may be based or (ii) adjust, modify or amend the aforementioned business criteria.

The business criteria for performance factors established by the Board for awards granted pursuant to the Amended 2010 Plan must be re-approved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance factors.

The Compensation Committee will determine the time or times at which stock awards become vested, subject to the following limitations. Subject to potential accelerated vesting in the event of a change in control, as discussed below, or a participant’s death, disability, termination by the Company without cause, termination by the participant for good reason (if applicable), or layoff pursuant to a reduction in workforce, in each case as determined by the Compensation Committee in the applicable award agreement: (i) awards of restricted stock and restricted stock units will be subject to a minimum three-year vesting period (with no more than one-third of the shares subject thereto vesting on each of the first three anniversaries of the date on which the award is granted) and (ii) performance-based vesting awards of restricted stock and restricted stock units will have a minimum 12-month performance period. Notwithstanding the foregoing, a maximum of 10% of the maximum aggregate number of shares reserved for issuance under the Amended 2010 Plan can be granted without regard to the minimum vesting limits in the preceding sentence.

Termination of Service

Except as otherwise provided by the Compensation Committee in the applicable award agreement or otherwise, in the event of a participant’s termination of service due to death, disability or, in the case of options or SARs, retirement (each, as defined in the Amended 2010 Plan), each outstanding award granted or share of Common Stock purchased by such participant will immediately become vested, and, in the case of options or SARs, fully exercisable. Each option or SAR may thereafter be exercised for a period of thirty-six (36) months following the date of death or termination of service or, if earlier, until the option or SAR expires; provided, however, that if a participant dies while an option or SAR is exercisable, such option or SAR will remain exercisable by the participant’s estate or beneficiary until the first anniversary of the participant’s date of death. Except as otherwise provided by the Compensation Committee in the applicable award agreement or otherwise, in the event of a participant’s termination of service for any other reason, then any options or SARs held by such participant, whether or not then vested, will immediately terminate and all rights to restricted stock or restricted stock units as to which there remain restrictions as of the date of such termination of service will be forfeited. Any options or SARs that were exercisable immediately prior to the termination will continue to be exercisable for a period of three months and then terminate (other than a termination for cause, in which case all options and SARs, whether or not then vested, shall immediately terminate); provided, however, that if a participant dies while an option or SAR is exercisable, such option or SAR will remain exercisable by the participant’s estate or beneficiary until the first anniversary of the participant’s date of death. In no event, however, will an option or SAR remain exercisable beyond its expiration date.

Clawback of Certain Awards and Gains

In the case of an employee who has been granted an option or SAR and has exercised such option or SAR, or whose award of restricted stock or restricted stock units has vested, and is terminated for cause or engaged in activity harmful to the interests of the Company, the Compensation Committee may require such employee to pay to the Company an amount equal to the gain he or she realized from the realization event. The Company also reserves the right to cancel or adjust any award if the Company’s financial statements on which the calculation of the award was based are subsequently restated, and the Compensation Committee determines that such restated financial statements would have resulted in a smaller award, or no award, if such information had been known at the time the award was originally calculated.

Change-In-Control

The Committee reserves the right, in its sole discretion, to accelerate the vesting of any award or share purchased pursuant to any award in the event of a Change-In-Control. Unless otherwise provided in an agreement, in the event of a Change-In-Control, the performance conditions of each outstanding performance-based award or share purchased pursuant to any award will be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods, however such award or share will remain subject to any service-based vesting conditions. Unless otherwise provided in an agreement, in the event of a termination of service by the Company without cause or by a participant for good reason, as such terms are defined in the Amended 2010 Plan, within one year following a Change-In-Control, each outstanding Award or Share purchased pursuant to any Award with a service-based vesting (and, if applicable, non-performance-based exercise) condition shall, if not fully vested, become fully vested, and in the case of options or SAR’s, fully exercisable.

The 2010 Plan currently provides for accelerated vesting upon a Change-In-Control regardless of whether the participant’s employment with the Company terminates, also known as “single-trigger” accelerated vesting. The Board adopted “double-trigger” accelerated vesting following a Change-In-Control for future service-based awards under the Amended 2010 Plan because such provision is generally considered a best corporate governance practice. In the event the Amended 2010 Plan is adopted, future awards will be subject to “double-trigger” accelerated vesting while prior outstanding awards under the 2010 Plan will continue to receive “single-trigger” accelerated vesting.

Equitable Adjustment

If the Company subdivides its outstanding shares into a greater number of shares, combines its outstanding shares into a smaller number of shares or if the Compensation Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Amended 2010 Plan, the Compensation Committee may adjust the number of shares of Common Stock reserved for issuance subject to awards under the Plan, the number and/or kind of shares of Common Stock subject to outstanding awards, the exercise price of outstanding options and SARs, the individual limits on the number of shares that may be subject to awards in any 12-month period, the number of shares that can be issued through options intended to be incentive stock options, and may make any other adjustments it determines to be equitable.

The Compensation Committee may also provide for a cash payment to any participant in connection with any such equitable adjustment.

Termination; Amendment; Modification

The Amended 2010 Plan shall be unlimited in duration. However, the Amended 2010 Plan extends the day after which no awards may be granted from May 12, 2020 to the ten-year anniversary of the date the stockholders approve the Amended 2010 Plan. The Amended 2010 Plan may, at any time and from time to time, be suspended, discontinued, modified, amended or terminated by the Board or the Compensation Committee, in whole or in part, provided that no modification or amendment will be made without stockholder approval if such amendment (i) would increase the aggregate number of shares that may be issued under the Amended 2010 Plan; (ii) would materially modify the requirements as to eligibility for participation in the Amended 2010 Plan; (iii) would materially increase the benefits accruing to participants under the Amended 2010 Plan; or (iv) requires stockholder approval to comply with applicable laws, regulations or rules.

No termination, modification or amendment may be made that adversely affects any of the rights of a grantee under any award theretofore granted, without such grantee’s consent. The Compensation Committee may amend outstanding award agreements with any grantee with such grantee’s consent; provided, however, that no option or SAR may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval, except in connection with a Change-In-Control, if the effect of such action would be to reduce the exercise price for the shares underlying the option or SAR. The 2010 Plan currently does not require stockholder approval for an action that results in the reduction of the exercise price for shares underlying SARs; the requirement only applies to options. Additionally, the 2010 Plan did not require stockholder approval for the exchange of cash for options or SARs that had the effect of reducing the exercise price for shares underlying options or SARs. If approved, the Amended 2010 Plan would require stockholder approval before the Compensation Committee may take any such action, which is considered a best corporate governance practice.

Certain U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the Amended 2010 Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to constitute tax advice, is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant’s individual circumstances. Therefore, it is suggested that a participant consult his or her tax and/or financial advisor for tax advice before exercise of an option or SAR, vesting or settlement of other awards and before disposing of any shares of Common Stock acquired upon the exercise or settlement thereof or pursuant to any other award under the Amended 2010 Plan.

Nonqualified Stock Options.    In the case of a nonqualified stock option, a participant generally will not be taxed upon the grant of the option. Rather, at the time of exercise of that nonqualified stock option, the participant will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option exercise price, which is referred to as the spread. The recipient’s basis in the Company’s Common Stock received will equal the fair market value of the shares on the exercise date, and the recipient’s holding period will begin on the day following the exercise date. The Company will generally be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Incentive Stock Options.    A participant will not be in receipt of taxable income upon the grant of an incentive stock option (“ISO”). In order for an option to qualify as an ISO, among other things, the participant must be an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). In addition, the exercise of an ISO will remain qualified if made by the legal representative of a participant who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of the participant’s employment.

If Common Stock acquired pursuant to the exercise of an ISO is later disposed of, the participant will, except as noted below, recognize long-term capital gain or loss (if the Common Stock is a capital asset of the participant) equal to the difference between the amount realized upon such sale and the option exercise price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the participant.

If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him or her upon exercise (a “disqualifying disposition”), any gain realized by the participant generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the participant, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date of exercise. In such case, the Company generally will be entitled to claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income. Any capital gain recognized by the optionee will be long-term or short-term capital gain, depending on the length of time such shares were held by the participant.

The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option exercise price will be an item of adjustment for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.

Exercise with Shares.    A participant who pays the option price upon exercise of an option, in whole or in part, by delivering already-owned shares of stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances. Rather, recognition of that gain or loss will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

Restricted Stock.    A participant generally will not be subject to tax upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). A holder may, however, elect to be taxed at the time of the grant. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income).

Restricted Stock Units and Stock Appreciation Rights.    In the case of restricted stock units and SARs, a holder generally will not be taxed upon the grant of such units or SARs or upon the lapse of restrictions on or vesting of such units or SARs but, rather, will recognize ordinary income in an amount equal to the value of the shares and cash received at the time of such receipt (minus the exercise price, if any). The Company will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

Employment Tax.    In general, the amount that a participant recognizes as ordinary income under an award also is treated as “wages” for purposes of the Federal Insurance Contributions Act (“FICA”). The participant and the Company must pay equal amounts of federal employment tax under FICA with respect to the participant’s wages.

New Plan Benefits

Awards under the Amended 2010 Plan are granted at the discretion of the Compensation Committee and, as a result, it is not possible at this time to determine the number or type of awards that will be granted to any person under the Amended 2010 Plan. The following table sets forth information about awards granted under the 2010 Plan during fiscal year 2011 to (i) the Named Executive Officers, (ii) all current executive officers, as a group, (iii) all current directors who are not executive officers, as a group, and (iv) all employees who are not executive officers, as a group. For a description of the options and restricted stock granted to Named Executive Officers under the 2010 Plan prior to fiscal year 2011, see the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table herein.

Amended 2010 Equity Incentive Plan

Awards in Fiscal Year Ended December 31, 2011

Name and Position	Dollar Value ($)	RSUs (#)
Thomas M. Joyce	1,799,593	128,543
Steven Bisgay	991,004	70,786
George Sohos	4,388,112	328,258
Steven J. Sadoff	4,188,016	299,144
Alan Lhota	200,000	14,286
Gregory Voetsch (1)	1,980,006	141,429
All current executive officers as a group	15,452,326	1,118,559
All current non-officer directors as a group	560,080	43,112
All employees who are not executive officers	65,433,590	4,814,384

(1)

Pursuant to Mr. Voetsch’s Separation Agreement with the Company, this award was forfeited and in May 2012 the Company paid Mr. Voetsch the sum of $3,174,978 based on an agreed upon fair market value of $12.64 per share. The severance payments and benefits that Mr. Voetsch received as a result of his termination of employment with the Company are set forth in “Executive Compensation” herein, under the heading “Termination and Change in Control Agreements”.

Equity Compensation Plan Information

In accordance with SEC rules, the following table sets forth certain information as of December 31, 2011 regarding the Company’s equity compensation plans for stock-based awards.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2)(3)
	(In thousands, except weighted-average exercise price)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,829	$13.48	8,418
Equity compensation plans not approved by security holders	—	—	1,058

Total	2,829	$13.48	9,476

(1)

Outstanding stock-based awards have been issued under the following stockholder-approved equity compensation plans: Knight Capital Group 1998 Long Term Incentive Plan, Knight Capital Group, Inc. 2003 Equity Incentive Plan, and the Knight Capital Group, Inc. 2006 Equity Incentive Plan (collectively, the “Prior Plans”), and the 2010 Plan.

(2)

All securities remaining available for future issuance under equity compensation plans approved by security holders are pursuant to the 2010 Plan. As a result of the establishment of the 2010 Plan in May 2010 after stockholder approval, the 2010 Plan replaced the Prior Plans for future equity grants and no additional grants will be made under the Prior Plans (but the terms and conditions of any outstanding equity grants under the Prior Plans were not affected). Shares remaining available for grant under the Prior Plans as of the approval date of the 2010 Plan were transferred to, and made available for grant under the 2010 Plan. In addition, any shares which would have become available again under the Prior Plans due to cancellation, forfeiture or expiration of existing grants will become available for grant under the 2010 Plan.

(3)

Securities remaining available for future issuance under equity compensation plans not approved by security holders comprise 1.1 million shares under the Knight Capital Group, Inc. Amended and Restated 2009 Inducement Award Plan.

Vote Required

The adoption of the Amended 2010 Plan requires the affirmative vote of a majority of the aggregate number of shares of Common Stock and Series A-1 Preferred Stock (voting on an as-converted into Common Stock basis) present in person or represented by proxy at the Special Meeting and entitled to vote on this proposal. In tabulating the votes, broker non-votes (where the broker does not have discretionary voting authority for this matter) on the adoption of the Amended 2010 Plan will be disregarded and have no effect on the outcome of the vote. However, any other abstentions by shares present in person or represented by proxy at the Special Meeting are effectively equivalent to votes against this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

Board Recommendation

THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Due to the fact Proposal 1 relates to a compensation plan in which executive officers and directors of the Company will participate, the Company is required under Item 8 of Schedule 14A to furnish executive compensation information required by Item 402 of Regulation S-K and certain paragraphs of Item 407 of Regulation S-K related to our last fiscal year (2011). As such, below is the Compensation Discussion and Analysis section and related compensation tables that were included in our Proxy, dated April 3, 2012, subject to update where required.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) explains aspects of our executive compensation program for our named executive officers. For 2011, our “Named Executive Officers” and their titles were as follows:

•	Thomas M. Joyce, Chairman of the Board and Chief Executive Officer;

•	Steven Bisgay, Senior Managing Director, Chief Financial Officer;

•	George Sohos, Senior Managing Director, Head of Market Making;

•	Steven J. Sadoff, Executive Vice President, Global Head of Operations, Services & Technology;

•	Alan Lhota, Senior Managing Director, Co-Head of Institutional Fixed Income; and

•	Gregory C. Voetsch, former Executive Vice President, Head of Global Equities.

The Company’s executive compensation program is designed to retain, motivate, reward and recruit the talent needed to achieve growth and long-term success. Accordingly, in designing the executive compensation program, we focused on the following objectives: (i) aligning long-term economic interests of our executives with stockholders’ interests; (ii) providing balanced incentives for achieving short-term and long-term business goals and objectives; and (iii) providing competitive compensation and benefits.

At our annual meeting of stockholders in May 2012, 31.55% of our stockholders approved our advisory “Say-on-Pay” resolution regarding 2011 executive compensation described in our 2012 proxy statement. The Company, the Board and the Compensation Committee of the Board of Directors (the “Compensation Committee”) pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. Taking into consideration the “Say-on-Pay” vote as well as feedback received from institutional stockholders, we continue to evaluate our policies, processes and approach to executive compensation. In this regard, subsequent to the annual meeting of stockholders in May 2012, the Committee retained an executive compensation firm, Pay Governance LLC, to provide advice and guidance on executive compensation matters for 2012 and going forward. The Committee considers the results of the advisory vote as one factor in its compensation decisions, among the other factors discussed in this CD&A.

Compensation Approval Process

The Compensation Committee is responsible for approving and evaluating the executive compensation program. The Compensation Committee in the past has retained an independent consulting firm, Deloitte Consulting LLP (“Deloitte”), with respect to executive compensation matters. Deloitte reports to and acts at the sole direction of the Compensation Committee. The retention and, where appropriate, termination of Deloitte are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any officer or other member of the Company’s management. Although the Company pays Deloitte’s compensation, the Compensation Committee, in its sole discretion, approves the fees to Deloitte and any other terms related to Deloitte’s engagement. In the last five years, Deloitte has not performed, and does not currently provide, any services to management or the Company. As noted above, subsequent to the annual meeting of stockholders in

May 2012, the Committee retained an executive compensation firm, Pay Governance LLC, to provide advice and guidance on executive compensation matters for 2012 and going forward.

To determine competitive market compensation for the 2011 performance year for our Named Executive Officers and other members of executive management, the Compensation Committee, in December 2011, considered comparative market data provided by a compensation consultant retained by the Company, Towers Watson, along with comparative market data obtained in the marketplace. Towers Watson reports to, and acts at the sole direction of, the Company’s management. The Company’s management approves the fees to Towers Watson and any other terms related to Towers Watson’s engagement. Using publicly available information contained in proxy statements related to the 2010 performance year, Towers Watson and the information obtained by the Compensation Committee in the marketplace provided a comparative analysis of the compensation of named executive officers at other peer public financial services companies. In addition, Towers Watson used its proprietary database to compare non-public compensation information related to the 2010 performance year for individuals having similar roles at leading global competitors, or divisions or subsidiaries within such global companies, as applicable. For the public company comparisons, for 2011, the peer group consisted of: Interactive Brokers Group, Inc.; Investment Technology Group, Inc.; Jefferies Group, Inc.; NASDAQ OMX Group, Inc.; and NYSE Euronext. For the non-public information comparisons, for 2011, the comparative group consisted of: Bank of America Corporation; Barclays Capital; Citigroup Inc.; Credit Suisse Group; Deutsche Bank Group; The Goldman Sachs Group, Inc.; HSBC Bank plc; JPMorgan Chase & Co.; Morgan Stanley; and UBS AG. The peer group and the comparative group remained the same as the groups compared in 2010. To determine the appropriate total compensation for its Named Executive Officers, the Company generally averages the total compensation paid to (i) named executive officers at other peer financial services companies and (ii) individuals having similar roles at leading large global competitors, or divisions or subsidiaries within such global companies, as applicable, who are not deemed named executive officers, and strives to be at approximately the 75th percentile of such average. As further described herein, this data is one of the factors used to establish competitive compensation levels for each Named Executive Officer and other members of executive management.

Our Compensation Committee generally sets incentive compensation for our Named Executive Officers in accordance with the terms of our 2009 Executive Incentive Plan (“EIP”), although it retains discretion to pay additional amounts as appropriate. The EIP is our stockholder-approved plan in which each of our Named Executive Officers and other executive officers subject to Section 16 of the Exchange Act participate so that the cash and equity-based awards paid to our Named Executive Officers are not subject to the $1 million limit on deductible pay to Named Executive Officers pursuant to Section 162(m) of the Code (“Section 162(m)”). During the first quarter of each fiscal year, the Compensation Committee establishes annual performance criteria for each Named Executive Officer, including the Chief Executive Officer, and determines the formula to be used for calculation of each Named Executive Officer’s maximum incentive compensation payout pursuant to Section 162(m). For the 2011 performance year, such criteria were based on the Company’s consolidated and/or business unit 2011 pre-tax operating income. The Named Executive Officer’s achievement of the Section 162(m) performance criteria does not ensure that the maximum award will be payable to a Named Executive Officer because the Compensation Committee retains “negative discretion” to reduce the award based upon a variety of factors, including, but not limited to, the assessment of an individual’s performance and the attainment of other Company and/or business unit performance objectives. The Compensation Committee may use any objectives and guidelines it deems appropriate in exercising “negative discretion” and also receives substantial input from the Chief Executive Officer regarding the amount to be paid to the other Named Executive Officers.

At the end of the performance period, the Compensation Committee certifies whether the pre-established Section 162(m) performance criteria were met and determines the maximum payout permitted based on the actual level of achievement versus the performance criteria. Prior to determining incentive compensation for each of the Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee a variety of factors, including: (i) the performance of the Company and/or business unit the Named Executive Officer oversees for the fiscal year; (ii) the executive officer’s contribution to the Company’s and/or business unit’s performance, partly taking into account the Named Executive Officer’s attainment of broad performance objectives, as determined in the sole discretion of our Chief Executive Officer; (iii) a comparison with pay levels of comparable positions in the marketplace; and (iv) market conditions. If it agrees with the recommendation of the Chief Executive Officer, the Compensation Committee approves such incentive compensation amounts earned pursuant to the EIP (which may in no event exceed the maximum payouts derived from the Section 162(m) formula established by the Compensation Committee). The Compensation Committee and Mr. Joyce retain the right to pay executives, including participants in the EIP, additional amounts outside of the EIP.

Compensation Components

The Company’s executive officer compensation program generally consists of three key elements: base salary (or commissions, if applicable), annual incentive compensation, including cash and annual performance-based incentive compensation, and long-term equity-based awards. Consistent with market practices in the financial services industry, most of the compensation of each Named Executive Officer, except for Mr. Lhota, consists of incentive compensation. Incentive compensation consists of annual cash and annual performance-based incentives. Additionally, from time to time, the Company may grant long-term equity incentives to Named Executive Officers, which may be subject to forfeiture unless certain specified performance criteria are met. Allocation of the Chief Executive Officer’s compensation between annual cash and long-term equity incentives is determined by the Compensation Committee or by contractual agreement. The Chief Executive Officer determines this allocation for the other Named Executive Officers and other members of executive management. Generally, the Company’s executive compensation programs have been designed so that executives will receive a mix of annual cash incentives (generally representing approximately 60% of total incentive compensation) and long-term equity incentives (generally representing approximately 40% of total incentive compensation), each of which is described below, except for Mr. Lhota who receives a portion of his overall compensation as incentive compensation in a mix equal to 50% cash incentives and 50% long-term equity incentives.

Salaries and Commissions

In general, salaries are intended to make up the smallest portion of overall executive compensation. Base salaries of executive officers are fixed at the beginning of each year and typically are not changed during the year except for promotions, changes in responsibility or changes in industry practice. Base salaries are reviewed annually by the Compensation Committee and adjusted from time to time to realign salaries with market levels, individual performance and industry practice. The Compensation Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual and long-term incentive opportunities, where a failure to make such an adjustment would result in a compensation imbalance that the Compensation Committee deems inappropriate and may also result in a retention risk. In July 2011, base salaries for the Named Executive Officers, excluding Messrs. Joyce and Lhota, were increased from $250,000 to $500,000 in order to maintain salaries in line with market and competitive practices. Mr. Lhota’s 2011 salary comprised base salary of $200,000 and sales commissions of $1,956,105 earned during 2011. Additionally, Mr. Lhota’s base salary was increased to $500,000 as of January 2012 in order to maintain his salary in line with those of the other Named Executive Officers (except for Mr. Joyce). When determining incentive compensation, the Compensation Committee takes into consideration any increases in salary made during a performance period.

Performance-Based Annual Awards

Each of our Named Executive Officers participates in the EIP, which provides for annual incentive compensation based on the achievement of performance goals and objectives and which is designed to: (1) advance the interests of the Company and its stockholders by providing incentives in the form of periodic bonus awards to certain key employees who contribute significantly to strategic and performance objectives, and the growth, of the Company; and (2) further align the interests of the Company’s key employees with the interests of the stockholders by awarding bonuses based on Company, division and/or subsidiary performance criteria. With respect to each Named Executive Officer, baseline Section 162(m) performance goals are set by the Compensation Committee. As to Named Executive Officers other than the Chief Executive Officer, additional broad performance objectives are established by the Chief Executive Officer in consultation with the Compensation Committee and are one of the factors used to reduce the maximum award determined by the achievement of the baseline Section 162(m) performance objectives. The particular performance goals or objectives reflect those measures which the Company views as key indicators of successful performance.

Mr. Joyce’s 2011 annual incentive opportunity related to the 2011 performance year was conditioned upon the achievement of certain consolidated pre-tax operating income targets of the Company, as set by the Compensation Committee in March 2011 and in accordance with the bonus opportunity formula agreed to in March 2009 between Mr. Joyce and the Compensation Committee as an amendment to his employment agreement covering the years 2009 through 2012. The pre-tax operating income targets for Mr. Joyce were as follows: (i) pre-tax operating income less than $0, no incentive bonus or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of: (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million, and (b) $3 million. In determining pre-tax operating income targets for a performance year, the Compensation Committee may exclude non-operating and extraordinary items, if any. In January 2012, solely for purposes of determining Mr. Joyce’s incentive compensation payout for 2011 pursuant to his EIP bonus opportunity formula, the Compensation Committee approved and certified management’s calculation of the Company’s 2011 pre-tax operating income of $187,128,944, which did not exclude any non-operating or extraordinary items, and applied such pre-tax operating income to the targets established for Mr. Joyce to determine his 2011 annual incentive compensation of $5,613,868 under his EIP bonus opportunity formula. Such amounts were awarded as a mix of cash (60%) and restricted stock units (representing the right to receive shares of Common Stock upon each vesting date) (“RSUs”) (40%). Such RSUs will vest in three equal installments on each anniversary of the date of grant.

In addition to the annual incentive opportunity paid to Mr. Joyce in January 2012 pursuant to his bonus opportunity formula described above, due to the superior operating performance of the Company in 2011 versus 2010, and Mr. Joyce’s management efforts, including his ability to successfully address management transition across several of the Company’s business units, the Compensation Committee approved a discretionary award outside of the EIP to Mr. Joyce in January 2012 of additional incentive compensation in the amount of $1,000,000. Such award was payable $250,000 in cash and $750,000 in RSUs, which vest ratably over three years, and are subject to forfeiture in the event the Company does not achieve pre-tax operating income of at least $50 million in 2012.

With respect to the other Named Executive Officers, in addition to the Section 162(m) pre-tax income goals established by the Compensation Committee, Mr. Joyce is actively involved, in consultation with the Compensation Committee, in the determination of broad performance objectives. Mr. Joyce meets with the Company’s executives to determine, and then set, broad performance objectives for the upcoming year based on the Company’s annual business plan and budget forecasts. The objectives chosen are a mix of qualitative and quantitative factors and often require subjective judgment to determine the level of achievement. Mr. Joyce reviews with the Compensation Committee these broad performance objectives and explains why these broad performance objectives were selected. At the end of the year, the Compensation Committee certifies that the Section 162(m) pre-tax income goals have been met and determines the maximum payout permitted based on the actual level of achievement of the pre-tax income goals. Mr. Joyce also informs the Compensation Committee as to his assessment regarding whether the broad performance objectives that were set have been met and the rationale for the proposed incentive compensation for each Named Executive Officer, which is based on a variety of factors (described below), including the attainment of the broad performance objectives. The overall incentive compensation for each executive is then recommended by Mr. Joyce to the Compensation Committee for approval.

For 2011, these broad performance objectives were:

a.	Achievement related to business objectives and initiatives;
b.	Overall performance of the relevant business unit or discipline, including performance versus budget and the market environment;
c.	Revenues for the business unit overseen;
d.	Pre-tax income and/or margins for the business unit overseen;
e.	Risk management;
f.	Achievement of compliance goals (regulatory, legal and financial);
g.	Customer satisfaction;
h.	Employee satisfaction;
i.	Expense management; and
j.	Management effectiveness.

For Mr. Bisgay, items (a), (b), (e), (f), (g), (h), (i) and (j) were applicable. For Messrs. Sohos, Sadoff and Lhota, all of the items noted above were applicable. Item (a) objectives for Mr. Bisgay included the continued enhancement of the Company’s financial reporting infrastructure, particularly in regards to the reverse mortgage business of the Company, the bolstering of Treasury department activities, including enhancing the liquidity profile and overall liquidity management program within the Company, and the enhancement of the Company’s overall risk management infrastructure. For Mr. Sohos, item (a) objectives related to the electronic trading group’s ability to launch new products and expand into new markets and asset classes, in addition to the strengthening of existing and new client relationships. For Mr. Sadoff, item (a) objectives related to the progress of the Company’s self-clearing initiative, including expansion into fixed income and options clearing, and to continued enhancements to the Company’s technology applications and technology and facilities infrastructure. Mr. Lhota’s item (a) objectives related to improvement in the performance of the fixed income business, including reductions to the cost structure of the business, in addition to the strengthening of existing and new client relationships. For items (b), (c) and (d), 2011 performance was compared to 2010 results along with 2011 budgets and goals set with the Board of Directors in October 2010 at the Board’s annual strategy meeting and with financial results and market conditions generally within the securities industry. For item (e), objectives were based on the establishment of effective risk management policies and procedures (Messrs. Bisgay and Sadoff), in addition to effective monitoring of trading, liquidity and credit risk (all NEOs), all based on the evaluation of the Company’s Risk Committee. As to item (f), objectives included regulatory examination performance (including the amount of any regulatory fines) for the business unit or discipline the NEO oversees and compliance with internal policies and procedures. Items (g) and (h) were assessed through both formal and informal surveys. As to item (i), objectives related to achievement of expense efficiencies, expense controls and expense rationalization. Item (j) objectives related to personnel development, resource allocation and retention of employees.

As there were no specific “target” or “threshold” levels of achievement established for these objectives, the determination as to whether such achievement was met was made in the sole discretion of our Chief Executive Officer.

Each of the factors comprising the 2011 broad performance objectives was a factor considered in determining each executive’s compensation, and none of the broad performance objectives were dispositive or individually weighted. Accordingly, each Named Executive Officer’s incentive compensation was determined using a balanced approach that considered, in the context of a competitive marketplace, a variety of factors, including: (i) the performance of the Company and/or business unit the Named Executive Officer oversees for the fiscal year; (ii) the executive’s contribution to that performance, partly taking into account the Named Executive Officer’s attainment of the above broad performance objectives, as determined in the sole discretion of our Chief Executive Officer; (iii) a comparison with pay levels of comparable positions in the marketplace; and (iv) market conditions. For 2011, actual total compensation paid to Messrs. Bisgay, Sohos, Sadoff, and Lhota was below the comparable pay levels the Company strived to reach (as noted in subsection (iii) above and on page 15 herein). Such 2011 incentive compensation was awarded as a mix of cash and RSUs in January 2012, generally in line with the mix described herein.

Long-Term Incentives

The Company believes that the most effective means to encourage long-term performance by our executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment. For the past few years, equity-based awards that vest based on continued employment have consisted of RSUs, restricted stock and/or stock options. The Company primarily uses RSUs and restricted stock awards as it believes they more accurately reflect the pattern of equity-based awards that prevail in its peer group and in the external market generally.

Annual grants of stock options, restricted stock and/or RSUs to our executive officers that are part of the executive’s annual incentive compensation are approved at a regularly scheduled meeting of the Compensation Committee held during January of each year, and the grant date is the last business day of January, the same day equity-based awards are made to all other eligible Company employees as part of their annual incentive compensation. The Compensation Committee may also make occasional grants during the year to executives, current employees and new employees and has delegated to the Company’s Chief Executive Officer the authority, subject to certain established limitations and ratification by the Compensation Committee, to make limited equity grants to current and new employees, other than executive officers, of the Company. These grants are typically associated with retention, promotion, acquisitions and hiring. The exercise price for stock option grants is typically the average of the high and low price of a share of the Common Stock as quoted on the NYSE on the date preceding the date of grant. In 2011, the Company granted equity-based awards outside of annual incentive compensation to Messrs. Sohos and Sadoff in recognition of their prior achievements and future efforts. Such grants provide for three-year cliff-vesting and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income of at least $50 million in 2011, such performance condition was met.

2011 and 2010 Compensation Awards

In January 2012 and January 2011, based primarily on the factors described above, the Compensation Committee approved the following annual incentive awards, not including one-time discretionary or special bonuses, to certain of the Named Executive Officers for their performance in fiscal years 2011 and 2010, respectively:

Name	Performance Year	Cash Award ($)	Value of RSU Awards ($)(1)	Total ($)(2)
Thomas M. Joyce (3)	2011	3,718,321	1,895,547	5,613,868
	2010	2,699,390	1,799,593	4,498,983

Steven Bisgay	2011	1,485,000	990,000	2,475,000
	2010	1,259,000	991,000	2,250,000

George Sohos (4)(6)	2011	4,285,000	2,856,667	7,141,667

Steven Sadoff (5)	2011	1,575,000	1,050,000	2,625,000
	2010	1,512,000	1,188,000	2,700,000

Alan Lhota (6)	2011	500,000	571,561	1,071,561

(1)

The number of RSUs granted to each Named Executive Officer is determined by taking the aggregate value of the RSU award to the Named Executive Officer and dividing it by the average of the high and low price of a share of the Company’s Common Stock as quoted on the NYSE on the date preceding the date of grant.

(2)	Total excludes salaries, and in the case of Mr. Lhota, 2011 sales commissions of $1,956,105.
(3)	Excludes a $1,000,000 discretionary award paid to Mr. Joyce in January 2012, outside of the EIP. The award consisted of $250,000 in cash and 57,252 RSUs with a grant date fair value of $750,000.
(4)	Excludes a special April 2011 discretionary grant to Mr. Sohos of 250,000 RSUs having a grant date fair value of $3,292,500.

(5)	Excludes a special January 2011 discretionary grant to Mr. Sadoff of 214,286 RSUs having a grant date fair value of $3,000,000.
(6)	Messrs. Sohos and Lhota first became Named Executive Officers because of their compensation in 2011 and, as such, only compensation information for the 2011 performance year is provided.

The value of awards in the above table differs from the value of awards disclosed in the Summary Compensation Table, because the Summary Compensation Table, prepared in accordance with SEC regulations, reports the grant date fair value of equity awards that were granted at any time during each fiscal year computed in accordance with FASB ASC Topic 718. For 2011, the Summary Compensation Table reflects RSU grants that were made in 2011 in respect of 2010 performance. The Summary Compensation Table does not reflect the value of the above RSU awards made by the Company to its Named Executive Officers in January 2012 because under current SEC regulations the fair value of such awards will instead be reported as 2012 compensation in next year’s Summary Compensation Table.

Employment Agreements

For many years, the Company has followed the practice of entering into a written employment agreement with its Chief Executive Officer. Consistent with this practice, the Company entered into a new employment agreement with Mr. Joyce in December 2008 (as subsequently amended, the “Current Agreement”), under which Mr. Joyce continues to be employed by the Company as its Chief Executive Officer and continues to serve as Chairman of the Board. The Current Agreement became effective as of December 31, 2008 and continues through December 31, 2012, unless terminated earlier. As discussed on page 26, Mr. Joyce executed a waiver of the automatic extension of his employment agreement that would otherwise have occurred as a result of the Company’s recapitalization in August 2012. In negotiating the terms of the Current Agreement, the Compensation Committee considered Mr. Joyce’s experience, his performance with the Company since he became the Chief Executive Officer, his prior compensation, and, with assistance from Deloitte, its independent compensation consultant, the prevailing market practice with respect to CEO compensation. During 2011, Mr. Joyce was subject to the terms of his Current Agreement. For a description of the Current Agreement, see page 26.

No other Named Executive Officer of the Company has an employment agreement.

Perquisites and Other Benefits

Generally, the Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a substantial amount of compensation in the form of perquisites. Accordingly, we do not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our Named Executive Officers. In 2011, pursuant to the terms of the previously executed Current Agreement, the Company provided Mr. Joyce with a vehicle and driver and/or a third party car service for commuting to and from the Company’s various office locations and reimbursed Mr. Joyce for the associated payment of taxes related to such perquisite. The Company also reimbursed Mr. Joyce for a golf club membership in 2011, which was used primarily for business purposes, and paid for a gym membership. No material perquisites were provided to any of the other Named Executive Officers.

We also maintain employee benefit programs for our executives and other employees. Our Named Executive Officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, our Named Executive Officers are eligible to participate in nonqualified deferred compensation plans which are intended to provide a vehicle to defer compensation in excess of the amounts that are legally permitted to be deferred under the Company’s tax-qualified 401(k) savings plan and to provide a vehicle to defer annual cash bonus payments (subject to minimum and maximum deferral limitations).

Tax Deductibility under Section 162(m) and Accounting Considerations

Under Section 162(m), the Company may not be able to deduct certain forms of compensation in excess of $1 million paid to any of the Named Executive Officers (other than the Chief Financial Officer) that are employed by the Company at year-end. Compensation which is “performance-based” is not subject to this statutory maximum on deductibility. The Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). In 2011, all amounts paid to the Named Executive Officers in excess of $1 million were deductible.

In making decisions about executive compensation, the Company also considers how various elements of compensation will affect our financial reporting, including the impact of FASB Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” for awards of equity instruments.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent Directors, reviewed and discussed the above CD&A with the Company’s management. Based on the review and its discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee
Laurie M. Shahon, Chairperson
William L. Bolster
James T. Milde
Christopher C. Quick

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following table sets forth information regarding compensation paid for the fiscal years ended December 31, 2011, 2010 and 2009, respectively, for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s three other most highly paid executive officers and the Company’s former Executive Vice President, Head of Global Equities (the “Named Executive Officers”):

Summary Compensation Table

For Fiscal Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas M. Joyce	2011	750,000	—	1,799,593	—	3,718,321	101,995	6,369,909
Chairman of the Board and Chief Executive Officer (8)(9)	2010 2009	750,000 750,000	— —	2,620,516 12,128,227	— —	2,699,390 3,930,775	96,872 94,079	6,166,778 16,903,081

Steven Bisgay	2011	375,000	—	991,000	—	1,485,000	8,000	2,859,000
Senior Managing Director, Chief Financial Officer	2010 2009	250,000 250,000	— —	780,000 604,500	— —	1,259,000 1,170,000	8,000 8,000	2,297,000 2,032,500

George Sohos	2011(10)	358,333	—	4,388,112	—	4,285,000	8,000	9,039,445
Senior Managing Director, Head of Market Making	2010(11) 2009(11)	— —	— —	— —	— —	— —	— —	— —

Steven J. Sadoff	2011(12)	375,000	—	4,188,000	—	1,575,000	8,000	6,146,000
Executive Vice President, Global Head of Operations, Services & Technology	2010 2009	250,000 250,000	— —	1,040,000 1,160,000	100,000 —	1,512,000 1,560,000	8,000 8,000	2,910,000 2,978,000

Alan Lhota	2011(13)	2,156,105	—	200,000	—	500,000	8,000	2,864,105
Senior Managing Director, Co-Head of Institutional Fixed Income	2010(11) 2009(11)	— —	— —	— —	— —	— —	— —	— —

Gregory C. Voetsch	2011	312,500	—	—	—	—	7,283,298	7,595,798
Former Executive Vice President, Head of Global Equities (14)	2010 2009	250,000 250,000	— —	1,790,000 1,900,000	— —	2,520,000 2,685,000	8,000 8,000	4,568,000 4,843,000

(1)

Represents the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)

Except as noted in Footnotes (3), (10) and (12) below, RSUs and options generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change in control.

(3)

In 2009, Mr. Joyce was issued RSUs that will generally vest when the Company’s per share price has closed at or above either $25 or $30 per share for ten consecutive trading days or 15 trading days during any

20-day trading period prior to December 31, 2012 (“$25 Market Shares” and “$30 Market Shares”, respectively). Mr. Joyce’s 2009 award includes a January 1, 2009 grant of 268,962 $25 Market Shares with a grant date fair value of $2,931,686 and 500,000 $30 Market Shares with a grant date fair value of $4,485,000. See Note 10 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of assumptions used in valuing the $25 Market Shares and $30 Market Shares.

(4)

Represents the aggregate grant date fair value of options, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

See Note 10 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of the weighted-average assumptions used in valuing options granted to the Company’s employees (including its Named Executive Officers).

(6)

Represents cash awards earned for fiscal years 2011, 2010 and 2009, respectively, by the Named Executive Officers under the Company’s EIP. Subject to voluntary deferrals, the amounts were paid in January 2012, 2011 and 2010, respectively. The Company sponsors a voluntary deferred compensation plan, under which certain senior employees can voluntarily elect to defer receipt of all or a portion of their cash bonus. Mr. Joyce elected to defer $500,000 of his cash award for fiscal year 2011 which is included in the above table.

(7)	All other compensation includes an $8,000 matching contribution in the applicable year with respect to each Named Executive Officer’s participation in the Company’s tax qualified 401(k) savings plan.
(8)

In addition to Footnote (7), all other compensation for Mr. Joyce in 2011, 2010 and 2009 consists of $62,829, $58,368 and $56,869, respectively, related to providing a vehicle and driver and/or a third party car service for Mr. Joyce’s commute to, and from, the Company’s various office locations, tax reimbursements of $30,686, $30,024 and $28,730, respectively, related to such perquisite and a Company paid gym membership of $480 in 2011, 2010 and 2009. The compensation value attributed to providing a vehicle and driver to Mr. Joyce equals the estimated incremental cost to the Company of the Company employed driver’s time relating to Mr. Joyce’s commute as well as the incremental cost to the Company of the additional operating expenses associated with the Company owned vehicle used for such commute. Also included in the compensation value is the actual cost to the Company of third party car services in cases where such car services are provided for Mr. Joyce’s commute. The amount of the tax reimbursement is the amount of compensation paid to Mr. Joyce to reimburse him for his tax liability on the value of this perquisite. All of the above items were contractually agreed to pursuant to the previously executed Current Agreement.

(9)

The Company reimbursed Mr. Joyce for a golf club membership, which was used primarily for business purposes, in 2011. Although Mr. Joyce is not restricted to using this membership solely for business purposes, during 2011 this membership was used primarily for business purposes and therefore there was no incremental cost to the Company.

(10)

Mr. Sohos’ 2011 stock awards comprise RSUs having a grant date fair value of $1,095,612 which were granted in January 2011 with respect to his 2010 compensation, and a special grant of 250,000 RSUs having a grant date fair value of $3,292,500 which were granted on April 13, 2011 and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest on April 13, 2014.

(11)

Messrs. Sohos and Lhota first became Named Executive Officers because of their compensation in 2011 and, in accordance with SEC regulations, only compensation information for 2011 is provided in the Summary Compensation Table.

(12)

Mr. Sadoff’s 2011 stock awards comprise RSUs having a grant date fair value of $1,188,000 which were granted in January 2011 with respect to his 2010 compensation, and a special grant of 214,286 RSUs having a grant date fair value of $3,000,000 which were granted on January 31, 2011 and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest on January 31, 2014.

(13)	Mr. Lhota’s 2011 salary comprises base salary of $200,000 and sales commissions of $1,956,105 earned during 2011.
(14)

Effective October 31, 2011, Mr. Voetsch terminated his employment with the Company. The amount reported in all other compensation for Mr. Voetsch includes the payments and benefits Mr. Voetsch received as a result of his termination of employment with the Company as described below under the heading “Termination and Change in Control Agreements”. A substantial portion of this amount included: (i) a lump sum cash payment of $4,100,000 and (ii) a lump sum cash payment paid in May 2012 of $3,174,978 for 251,185 unvested shares related to Mr. Voetsch’s prior annual bonus awards for 2011, 2010 and 2009, respectively. 75,336 and 34,420 of those unvested shares related to 2010 and 2009 compensation, respectively, and are also reflected in the Stock Awards column of the Summary Compensation Table for years 2010 and 2009, respectively.

The following table provides information on equity and non-equity awards granted in 2011 to each of the Company’s Named Executive Officers. There can be no assurance that all of the amounts disclosed below will vest because certain of the awards are subject to vesting conditions (performance based and/or service based).

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Thomas M. Joyce	1/1/2011	3,000,000	(2)	15,000,000	—	—
	1/31/2011	—	—	—	128,543	1,799,593

Steven Bisgay	1/1/2011(3)	—	1,500,000	—	—	—
	1/31/2011	—	—	—	70,786	991,000

George Sohos	1/1/2011(3)	—	4,500,000	—	—	—
	1/31/2011	—	—	—	78,258	1,095,612
	4/13/2011(4)	—	—	—	250,000	3,292,500

Steven J. Sadoff	1/1/2011(3)	—	1,600,000	—	—	—
	1/31/2011	—	—	—	84,858	1,188,000
	1/31/2011(4)	—	—	—	214,286	3,000,000

Alan Lhota	1/1/2011(3)	—	500,000	—	—	—
	1/31/2011	—	—	—	14,286	200,000

Gregory C. Voetsch	1/1/2011(5)	—	—	—	141,429	1,980,000

(1)

Except as noted in footnotes (4) and (5) below, represents RSU awards granted pursuant to the 2010 Equity Incentive Plan during 2011 but which were considered to have been awarded with respect to the Named Executive Officer’s performance during 2010. These restricted stock and option awards generally vest in three equal installments on January 31, 2012, 2013 and 2014.

(2)

Mr. Joyce’s 2011 annual incentive opportunity was conditioned upon the achievement of certain 2010 consolidated pre-tax operating income targets of the Company as follows: (i) pre-tax operating income less than $0, no incentive bonus or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million, and (b) $3 million.

(3)

Target incentive awards were not established for 2011. In accordance with SEC disclosure rules, the amounts disclosed in this table are representative of estimated cash awards for these Named Executive Officers for 2011. Actual awards are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents a one-time special RSU award granted pursuant to the 2010 Equity Incentive Plan, which was subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest three years from the applicable grant date.

(5)

Pursuant to Mr. Voetsch’s Separation Agreement with the Company, this award was forfeited and in May 2012 the Company paid Mr. Voetsch the sum of $3,174,978 based on an agreed upon fair market value of $12.64 per share. The severance payments and benefits that Mr. Voetsch received (or is entitled to receive) as a result of his termination of employment with the Company are set forth herein, under the heading “Termination and Change in Control Agreements”.

Employment Agreements with Named Executive Officers

Employment Agreement with Mr. Joyce

In December 2008, the Company entered into a new four-year employment agreement (as subsequently amended, the “Current Agreement”) with Mr. Joyce under which Mr. Joyce will continue to be employed by the Company as its Chief Executive Officer and continue to serve as Chairman of the Board. The Current Agreement became effective as of December 31, 2008 and continues through December 31, 2012, unless terminated earlier. As a result of the Company’s recapitalization in August 2012, the Change-In-Control definition in Mr. Joyce’s employment agreement was triggered because one of the investors exceeded the 20% ownership threshold on a fully-diluted basis. Absent a waiver from Mr. Joyce, this trigger of the Change-In-Control definition would have resulted in an extension of Mr. Joyce’s employment agreement for another two years. In August 2012, Mr. Joyce executed a waiver of the automatic extension of his employment agreement as a result of the Company’s recapitalization.

Pursuant to the terms of the Current Agreement, Mr. Joyce will receive an annual base salary of $750,000. Mr. Joyce will also be eligible for an annual bonus based on the achievement of performance targets and other terms and conditions established by the Compensation Committee (the “Annual Bonus”). Prior to its amendment in March 2009, the Current Agreement provided that for each of the 2009 and 2010 calendar years the Annual Bonus could be no greater than $10 million, and for each of the 2011 and 2012 calendar years the Annual Bonus could be no greater than $11 million. These caps were changed in March 2009 to reflect the $15 million cap under the Company’s 2009 Executive Incentive Plan and otherwise as part of the changes made to Mr. Joyce’s bonus opportunity formula for 2009 through 2012. The Annual Bonus will be payable sixty percent (60%) in cash and forty percent (40%) in restricted stock or RSUs. The portion of the Annual Bonus that is paid in, or based on, Company shares will vest ratably over a three-year period, subject to accelerated vesting and distribution upon certain specified terminations of employment. Under certain circumstances, the Current Agreement allows the Company to demand repayment of an annual bonus that was paid or awarded to Mr. Joyce based on a calculation of the measure on which the bonus was based that is later determined to have been overstated. Mr. Joyce may also receive payments in addition to those earned pursuant to the EIP. For example, as previously disclosed, the Compensation Committee decided to award Mr. Joyce additional incentive compensation in January 2012 of $1,000,000.

In addition, the Current Agreement provided for equity awards pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) in the form of RSUs for a total of 1.5 million shares (collectively, the “Incentive Award”). The first 500,000 shares of the Incentive Award (the “First Tranche”) will generally vest in four equal installments on December 31, 2009, 2010, 2011 and 2012, provided that the First Tranche will not vest if the Company does not achieve positive pre-tax income in either 2009 or 2010. Such condition was met upon the Company achieving positive pre-tax income in 2009. The second 500,000 shares of the Incentive Award (the “Second Tranche”) will generally vest when the Company’s per share price has closed at or above $25 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Second Tranche will be forfeited. The third 500,000 shares of the Incentive Award (the “Third Tranche”) will generally vest when the Company’s per share price has closed at or above $30 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Third Tranche will be forfeited. Under certain circumstances (including, with respect to the Second and Third Tranche, a requirement that the performance conditions are met), the Incentive Awards will vest on a change in control of the Company.

Pursuant to the Current Agreement, Mr. Joyce agreed not to sell, pledge, encumber or otherwise transfer 80% of the aggregate number of vested shares originally subject to the Incentive Award that remain after satisfaction of tax withholding obligations until the earliest of (i) a change of control, (ii) December 31, 2012, or (iii) termination of his employment for any reason (except that, if Mr. Joyce voluntarily terminates employment or is terminated for cause, Mr. Joyce will be required to hold 50% of the shares subject to the share ownership requirements for six months following his termination of employment).

Under the Current Agreement, Mr. Joyce also is generally eligible to receive retirement benefits, fringe benefits and insurance coverage that are no less favorable than those generally made available to other senior executives of the Company. Mr. Joyce will also be entitled to a car and driver for his daily commute between his home and the Company’s various office locations plus a tax gross-up attributable thereto, a Company-paid gym membership, and reimbursement of his annual dues for a golf club membership primarily used for business purposes.

The severance payments and benefits that Mr. Joyce is entitled to receive upon certain terminations of his employment are set forth herein, under the heading “Termination and Change in Control Agreements”.

See “Equity Plans and Agreements” below for a discussion of agreements executed by Mr. Joyce and certain other Named Executive Officers in connection with the Company’s recapitalization in August 2012, which waived the accelerated vesting of unvested equity awards granted to each of them under the Prior Plans (defined below).

Employment Agreements with Other Named Executive Officers

The Company is not a party to individual employment agreements with any currently employed Named Executive Officer other than Mr. Joyce.

Equity Plans and Agreements

Until May 2010, equity awards to the Named Executive Officers were historically made under the following Company equity plans: the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan and the 2006 Plan (collectively, the “Prior Plans”). At the Company’s 2010 Annual Meeting of Stockholders, the Company’s stockholders approved the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “2010 Plan”, collectively with the Prior Plans, the “Stock Plans”). As a result of the establishment of the 2010 Plan, the 2010 Plan replaced the Prior Plans for future equity grants and no additional grants will be made under the Prior Plans (but the terms and conditions of any outstanding equity grants under the Prior Plans were not affected).

The Stock Plans are administered by the Compensation Committee of the Board of Directors, and allow for the grant of options, stock appreciation rights (2006 Plan and 2010 Plan only), restricted stock and RSUs (collectively, the “awards”), as defined by the Stock Plans. In addition to overall limitations on the aggregate number of awards that may be awarded under the Stock Plans, the Stock Plans limit the number of awards that may be granted to a single individual as well as limit the amount of options, stock appreciation rights (2006 Plan and 2010 Plan only) or shares of restricted stock or RSUs that may be awarded. The Compensation Committee has delegated to Mr. Joyce the ability to make limited equity grants to employees, except for executive officers, for promotions or new hires. Restricted share and RSU awards generally vest ratably over three years. The Company’s policy is to grant options for the purchase of shares of Common Stock at not less than fair market value, which the Stock Plans define as the average of the high and low sales price on the date prior to the grant date. Options generally vest ratably over a three-year or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. The Company generally has the right to fully vest executives in their awards upon retirement (except for certain awards to Mr. Joyce) and in certain other circumstances. Generally, retirement is defined (effective March 31, 2009) as a voluntary termination of employment by an employee or a termination without cause by the Company of an employee’s employment (i) after no less than five full years of service as an employee of the Company (regardless whether such service is continuous), (ii) with the employee having achieved or exceeded 50 years of age at the time of departure, and (iii) with the employee entering into a two year non-compete agreement in a form acceptable to the Company. Prior to March 31, 2009, the Company defined retirement as termination of employment with the Company (i) after no less than five full years of service as an employee of the Company, (ii) with the employee having achieved a total of “55” by adding together the employee’s age at departure and the number of full years of service as an employee, and (iii) with the employee entering into a two year non-compete agreement in a form acceptable to the Company. Pursuant to FASB ASC Topic 718, upon an executive becoming retirement-eligible, the expense associated with any unvested RSUs and options is accelerated so that such awards are fully expensed as of the date of the executive’s retirement eligibility. Under the retirement definition applicable to certain awards prior to March 31, 2009, Messrs. Bisgay, Sohos, and Sadoff satisfy the requirements of such definition provided that they agree to be bound by a two-year non-compete following termination of employment. Under the retirement definition applicable to awards after March 31, 2009, none of the Named Executive Officers (except for certain awards to Mr. Joyce) currently satisfy the requirements of such definition. Unvested awards granted before September 1, 2010 are generally canceled if employment is terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. For annual incentive awards granted after September 1, 2010 and up to September 30, 2011, full vesting is given where an employee has been terminated without cause by the Company. For all other awards granted after September 1, 2010 and up to September 30, 2011, unvested awards are generally canceled if employment is terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting will be given where an employee has been terminated without cause by the Company. The change to provide full vesting upon a termination without cause for all awards granted on or after October 1, 2011 (unless otherwise provided for in the applicable award agreement) was made to align the Company’s policy with that of industry practice.

Under the terms of our Prior Plans, accelerated vesting of unvested equity awards is triggered upon a Change-In-Control which is generally defined, among other things, as the acquisition by any one person of 20% or more of our voting stock. In connection with the Company’s recapitalization in August 2012, one of the investors subsequently exceeded the 20% ownership threshold on a fully-diluted basis resulting in the accelerated vesting of unvested grants held by employees under the Prior Plans. The affected equity awards were generally granted from December 2009 through March 2010, and generally would have vested between December 2012 and March 2013. All of our affected Named Executive Officers and Section 16 reporting persons executed letters waiving the acceleration of vesting triggered by this Change-In-Control for any unvested awards held by them under the Prior Plans as of such date.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by the Company’s Named Executive Officers at December 31, 2011.

Outstanding Equity Awards

At December 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas M. Joyce	92,810	(2)	—		14.59	12/31/2013	—		—
	220,820	(3)	—		17.97	1/31/2017	—		—
	—		—		—	—	125,000	(4)	1,477,500
	—		—		—	—	231,038	(5)	2,730,869
	—		—		—	—	268,962	(5)	3,179,131
	—		—		—	—	500,000	(6)	5,910,000
	—		—		—	—	85,354	(7)	1,008,884
	—		—		—	—	110,290	(8)	1,303,628
	—		—		—	—	128,543	(9)	1,519,378

Steven Bisgay	45,000	(10)	—		10.24	11/10/2014	—		—
	—		—		—	—	10,951	(7)	129,441
	—		—		—	—	32,828	(8)	388,027
	—		—		—	—	70,786	(9)	836,691

George Sohos	18,333	(10)	—		10.24	11/10/2014	—		—
	25,000	(11)	—		7.90	8/15/2015	—		—
	—		—		—	—	9,939	(7)	117,479
	—		—		—	—	21,043	(8)	248,728
	—		—		—	—	52,171	(9)	616,661
	—		—		—	—	250,000	(12)	2,955,000

Steven J. Sadoff	6,845	(13)	13,689	(13)	15.84	1/31/2020	—		—
	—		—		—	—	21,014	(7)	248,385
	—		—		—	—	43,771	(8)	517,373
	—		—		—	—	84,848	(9)	1,002,903
	—		—		—	—	214,286	(14)	2,532,861

Alan Lhota	—		—		—	—	14,286	(9)	168,861

Gregory C. Voetsch (15)	—		—		—	—	—		—

(1)	Market value amounts reflect a closing price per share of the Company’s common stock on December 30, 2011 of $11.82 as quoted on the NYSE.
(2)	Option became fully vested on December 31, 2006.
(3)	Option became fully vested on January 31, 2010.
(4)

Upon the Company having earned positive pre-tax income before non-operating and extraordinary items in 2009, the RSU vested one-quarter on each of December 31, 2009, December 31, 2010 and December 31, 2011, and the remaining one quarter will vest on December 31, 2012.

(5)	RSU vests upon the Company’s per share price closing at or above $25 per share for ten consecutive trading days or fifteen trading days during any twenty day trading period prior to December 31, 2012.

(6)	RSU vests upon the Company’s per share price closing at or above $30 per share for ten consecutive trading days or fifteen trading days during any twenty day trading period prior to December 31, 2012.
(7)	RSU vested one-third on January 31, 2010, one-third on January 31, 2011 and one-third on January 31, 2012.
(8)	RSU vested one-third on January 31, 2011, one-third on January 31, 2012 and the remaining one-third will vest on January 31, 2013.
(9)	RSU vested one-third on January 31, 2012, and will vest one-third on January 31, 2013 and the remaining one-third on January 31, 2014.
(10)	Option became fully vested on November 10, 2007.
(11)	Option became fully vested on August 15, 2008.
(12)	As a result of the Company having earned pre-tax income in 2011 exceeding $50 million, the RSU will vest on April 13, 2014.
(13)	Option vested one-third on January 31, 2011, one-third on January 31, 2012 and the remaining one-third will vest on January 31, 2013.
(14)	As a result of the Company having earned pre-tax income in 2011 exceeding $50 million, the RSU will vest on January 31, 2014.
(15)	Mr. Voetsch did not have any equity awards outstanding as of December 31, 2011.

The table below shows the number of shares of Common Stock acquired during 2011 by the Named Executive Officers upon the exercise of options or through the vesting of RSUs or restricted stock.

Options Exercised and Stock Vested

For Fiscal Year Ended December 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Joyce (1)	—	—	323,385	4,245,745
Steven Bisgay (2)	—	—	32,292	449,989
George Sohos (3)	—	—	35,020	488,004
Steven J. Sadoff (4)	—	—	58,603	816,633
Alan Lhota	—	—	—	—
Gregory C. Voetsch (5)	—	—	102,755	1,431,891

(1)	Comprises the following: 198,385 shares acquired having a fair market value of $13.94 on date of vesting and 125,000 shares acquired having a fair market value of $11.85 on date of vesting.
(2)	Comprises 32,292 shares acquired having a fair market value of $13.94 on date of vesting.
(3)	Comprises 35,020 shares acquired having a fair market value of $13.94 on date of vesting.
(4)	Comprises 58,603 shares acquired having a fair market value of $13.94 on date of vesting.
(5)	Comprises 102,755 shares acquired having a fair market value of $13.94 on date of vesting.

Pension Benefits

The Company does not have in place any defined benefit pension plans.

Non-Qualified Deferred Compensation

The following table shows the earnings and account balances for the Named Executive Officers in the Knight Vanguard Voluntary Deferred Compensation Plan (the “Deferral Program”). The Deferral Program is unfunded and unsecured. The Deferral Program allows participants who are senior officers (including all Named Executive Officers) to defer all or a portion of their cash compensation for a minimum of three years.

Non-Qualified Deferred Compensation For Fiscal Year Ended December 31, 2011

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas M. Joyce (3)	—	(5,388)	548,818	174,329
Steven Bisgay	—	—	—	—
George Sohos	—	—	—	—
Steven J. Sadoff	—	—	—	—
Alan Lhota	—	—	—	—
Gregory C. Voetsch	—	—	—	—

(1)

There were no contributions to the Deferral Program by any Named Executive Officers in 2011. Mr. Joyce elected to defer $500,000 of his fiscal 2011 year-end cash award, which would have otherwise been paid in January 2012.

(2)

Deferral accounts are credited with earnings based on an executive’s deemed investment in a fund or funds selected by the executive from a group of externally managed mutual funds (including equity and bond mutual funds) which mirror those available to all employees under our tax-qualified 401(k) savings plan. The executive’s contributions are credited to a book-keeping account for the executive, and the balance of this account is adjusted to reflect the gains or losses that would have been obtained if the contributions had actually been invested in the applicable externally managed mutual fund. There is no markup over the market rates of return that would have been obtained on investments in the externally managed institutional funds. Accordingly, the amount of earnings (loss) reflected in this column does not represent above-market or preferential earnings, and, therefore, these amounts have not been included in the Summary Compensation Table.

(3)

Mr. Joyce’s 2011 distribution represents the distribution of $353,366 contributed in 2009 relating to fiscal 2008 compensation, adjusted for earnings thereon. Mr. Joyce’s December 31, 2011 balance comprises $250,000 contributed in 2008 relating to fiscal 2007 compensation, adjusted for earnings thereon. All previously deferred amounts were disclosed in the Summary Compensation Table for the applicable fiscal year.

Termination and Change in Control Agreements

The Company has not entered into change of control agreements with any Named Executive Officers. However, equity awards to the Named Executive Officers, along with those to other Company employees, under the terms of the Stock Plans are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the Stock Plans, upon a change in control: (i) any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under these plans shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

As required by SEC rules, the following table was prepared as though a change in control occurred on December 31, 2011 using the share price of the Common Stock as of that day. The table also assumes that all equity-based awards vested on such date (other than the 231,038 RSUs and 268,962 RSUs granted to Mr. Joyce on December 31, 2008 and January 2, 2009, respectively, which only vest on a change in control if the price paid per share of Company Common Stock on the change in control date exceeds $25, and 500,000 RSUs granted to Mr. Joyce on January 2, 2009, which only vest on a change in control if the price paid per share of Company Common Stock on the change in control date exceeds $30). There can be no assurance that a change in control would produce the same or similar results as those described if it occurred on any other date or at any other price.

Calculation of Potential Payments upon Change in Control

At December 31, 2011

Name	Number of Shares Whose Vesting Would be Accumulated Upon a Change in Control	Value of Shares Whose Vesting Would be Accelerated Upon a Change in Control ($) (1)	Number of Options Whose Vesting Would not be Accelerated Upon a Change in Control	Value of Options Whose Vesting Would be Accelerated Upon a Change in Control ($)
Thomas M. Joyce	449,187	5,309,390	—	—
Steven Bisgay	114,565	1,354,158	—	—
George Sohos	333,153	3,937,868	—	—
Steven J. Sadoff	363,919	4,301,523	13,698	— (2)
Alan Lhota	14,286	168,861	—	—
Gregory C. Voetsch	—	—	—	—

(1)	Value of restricted shares and RSUs is calculated based upon the closing price of the Company’s Common Stock on December 30, 2011 of $11.82 per share as quoted on the NYSE.
(2)

Mr. Sadoff had 13,689 options that would have vested upon the occurrence of a change in control but no value is included because the exercise price of $15.84 is greater than the December 30, 2011 closing price of $11.82 as quoted on the NYSE.

Termination Payments

Under the Current Agreement, if Mr. Joyce’s employment is terminated by the Company other than for “cause” or other than by reason of his death or “disability,” or upon resignation by Mr. Joyce for “good reason,” Mr. Joyce will be entitled to, among other things, (i) vesting, and, if applicable, delivery of the shares underlying any unvested shares granted to Mr. Joyce in connection with (A) his Annual Bonus award, and (B) awards granted in respect of annual bonuses for periods that commenced prior to the effective date of the Current Agreement, (ii) vesting and exercisability of any stock options granted in respect of annual bonuses for periods that commenced prior to the effective date of the Current Agreement, (iii) vesting, and, if applicable, exercisability or delivery of (A) the unvested portion of the First Tranche, and (B) any time-based awards granted to Mr. Joyce prior to the effective date of his Current Agreement, (iv) a cash payment equal to $5 million, (v) a pro-rata bonus for the year of termination determined based on actual performance of the Company (assuming termination on December 31, 2011, Mr. Joyce would have been entitled to the amount set forth next to his name in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation” and the portion of his 2011 bonus payable in RSUs as described under the heading “2011 and 2010 Compensation Awards” on page 19), and (vi) reimbursement of certain premiums Mr. Joyce pays for continued health coverage for a period of one year, having a value of approximately $25,000. The aggregate amount Mr. Joyce would have been entitled to as a result of such a termination as of December 31, 2011 was $15,948,258, which includes $5,309,390 with respect to the accelerated vesting of his equity awards, the $5,000,000 cash payment, $5,613,868 in respect of his 2011 Annual Bonus (excluding the $1 million discretionary incentive award made to Mr. Joyce in January 2012), and $25,000 for reimbursement of certain premiums for continued health coverage. Mr. Joyce’s right to such vesting, payment and benefits are generally conditioned upon his execution of a customary release of all claims against the Company and his agreement not to solicit or hire current or certain former employees of the Company for six months after his termination. “Good reason” is defined generally under the Current Agreement to include (i) the assignment of duties materially inconsistent with Mr. Joyce’s position or duties, (ii) a material diminution in the authorities, duties or responsibilities of Mr. Joyce, (iii) requiring Mr. Joyce to report to someone other than the Board of Directors, (iv) relocation increasing Mr. Joyce’s one-way commute by more than 30 miles, or (iv) any other action or inaction that constitutes a material breach by the Company of the Current Agreement or the performance targets and other terms or conditions established by the Compensation Committee with respect to the Annual Bonus. Certain notice and cure periods must be satisfied before Mr. Joyce would be able to resign for “good reason.”

In the event that any payment under the Current Agreement is subject to the excise tax for “parachute payments” under Section 280G of the Code, the Company will indemnify Mr. Joyce on an after-tax basis for any such excise tax (including any interest or penalties incurred with respect to such excise tax), provided that the Company may reduce the applicable payment due to Mr. Joyce by up to 10% if such reduction will avoid the excise tax. If Mr. Joyce’s employment had been terminated as of December 31, 2011, the Company does not believe that any payments under the Current Agreement would have been subject to this excise tax, and, as such, the Company would have had no obligation to reimburse Mr. Joyce for any excise tax.

Each Named Executive Officer, other than Mr. Joyce, participates in the Company’s severance policy that it has established for all of its employees. The Company’s severance policy is formulaic, based on the employee’s title and length of service with the Company, but will not exceed a maximum of 26 weeks of severance. Severance amounts are calculated by using the employee’s base salary only and are made in exchange for a release of claims against the Company. Bonus compensation is generally not considered when determining severance amounts. Under the Company’s severance policy, if any of the Named Executive Officer’s employment, other than that of Mr. Joyce, was terminated as of December 31, 2011 in a manner which would have made such officer eligible for severance, such officer would have received the following severance amounts based on his base salary and years of service as of such date: Messrs. Bisgay, Sohos and Sadoff: $250,000; and Mr. Lhota: $46,154. The Company reserves the right to offer additional payments to terminated employees if it is determined to be in the Company’s best interests.

Unless otherwise determined by the Company and set forth in an equity grant agreement, outstanding equity awards generally vest upon death or disability. In addition, certain outstanding equity awards generally vest on retirement (see page 27 for the Company’s policy regarding retirement eligibility). As of December 31, 2011, Messrs. Bisgay, Sohos and Sadoff would have received accelerated vesting of certain RSU awards upon their retirement and the value of the RSU awards would have been $129,441, $117,749 and $248,386, respectively. Unvested options held by Mr. Sadoff were not included as the exercise price for his unvested options is above the closing price on December 30, 2011. No other Named Executive Officer, except for Mr. Joyce in connection with certain awards, was retirement-eligible as of December 31, 2011, and the Incentive Award granted to Mr. Joyce in connection with his Current Agreement does not accelerate upon his retirement. For RSUs granted as part of the equity component of the annual discretionary bonus awards after September 1, 2010, such equity awards will be given accelerated vesting upon a termination without cause by the Company. Equity awards granted in January 2011 to the Named Executive Officers related to the annual discretionary bonus award for the 2010 performance year provide for accelerated vesting in the event of a termination without cause by the Company. See the Outstanding Equity Awards table on page 29 for a schedule of outstanding, unvested equity awards held by each of our Named Executive Officers. Except as provided herein, unvested equity awards are canceled if employment is terminated before the end of the relevant vesting period.

Other than in respect of accelerated vesting of equity awards as described above, none of the Named Executive Officers are entitled to any compensation or benefits on a voluntary termination of employment, death, or disability that is different than the compensation and benefits provided to Company employees generally.

Voetsch Separation Agreement

Effective October 31, 2011 (the “Separation Date”), Mr. Voetsch terminated his employment with the Company and he ceased serving as Executive Vice President, Head of Global Equities. In connection with Mr. Voetsch’s termination of employment, in exchange for Mr. Voetsch’s execution of a general release of claims, the Company agreed to: (i) make a lump sum payment of $4,100,000 on the thirtieth day following the Separation Date; (ii) on the next pay period following May 1, 2012, pay Mr. Voetsch a lump sum cash payment of $3,174,978, which represents the fair market value of 251,185 unvested shares related to Mr. Voetsch’s prior annual bonus awards that were forfeited on the Separation Date based on an agreed upon fair market value of $12.64 per share of Common Stock; and (iii) allow Mr. Voetsch to continue his participation in the Company’s group health plan for a period of 12 months at the Company’s expense.

Mr. Voetsch is subject to certain ongoing restrictive covenants, including a non-disparagement clause, a six (6) month non-competition clause, and a one (1) year non-solicitation and non-hire clause.

Risk Assessment of Overall Compensation Program

The Company has reviewed its compensation policies as generally applicable to its employees and believes that they are not likely to have a material adverse effect on the Company. The design of the Company’s compensation policies and programs is intended to encourage its employees to remain focused on both the short-term and long-term goals of the Company. For example, while our cash awards measure performance both individually and company-wide on an annual basis, and do not have any associated restrictions after payment, our equity awards typically vest over a number of years. We believe this practice encourages our employees to focus on sustained stock price appreciation, thus limiting the potential detriment of excessive risk-taking.

COMPENSATION OF DIRECTORS

As a current officer of the Company, Mr. Joyce receives no remuneration for serving on the Board of Directors.

The Director compensation policy in effect for 2011 was as follows: Each of the independent Directors received an annual retainer fee of $50,000, except for the Lead Director who received $75,000. Directors also received meeting fees of $1,500 for Board of Directors meetings attended. In addition, Committee Chairpersons received: (i) $30,000 for the Chairperson of the Finance and Audit Committee; and (ii) $15,000 for the Chairperson of the Compensation Committee. Members of the Finance and Audit Committee and the Compensation Committee received an annual fee of $10,000 and $5,000, respectively, and meeting fees of $1,500 and $1,000, respectively. No fees were paid to the Chairperson of the NCGC, and no meeting fees were paid for the one NCGC meeting held in 2011 as it was held in conjunction with a meeting of the Board of Directors (otherwise a fee of $1,000 per meeting attended would have been paid to the members).

Each newly elected independent Director is also granted RSUs valued at $100,000 on the date of grant, which grant will have four (4) year cliff-vesting. In addition, on the first business day following each annual meeting of our stockholders, each continuing independent Director, as part of his or her annual compensation, will be granted RSUs having a value of $80,000, which grant will have three (3) year cliff-vesting. The number of RSUs granted is determined by dividing the value of the award amount by the average of the high and low sales price of the Common Stock on the date prior to the grant date (as defined in the Stock Plans). Directors may elect to defer settlement of all or a portion of these RSUs which will convert into freely sellable shares when the Director retires from the Board of Directors.

Annual retainer and Committee Chairperson fees are paid on January 1st of each year (pro-rated for new or retiring directors or changes to a Committee Chairperson during the year). Each Director may elect to defer all or a portion of cash compensation from annual retainer fees into the Knight Vanguard Voluntary Deferred Compensation Plan. Any amounts deferred will be paid at the end of the elected deferral period plus or minus the return on the underlying plan assets. Directors may also elect to receive all or a portion of cash compensation from annual retainer fees in the form of vested RSUs and may defer settlement of all or a portion of such vested RSUs, which will convert into freely sellable shares when the Director retires from the Board of Directors. One Director, Thomas C. Lockburner, elected to receive his entire 2011 annual retainer fee in the form of vested RSUs and deferred settlement of all of such vested RSUs.

In addition to annual retainer fees and meeting fees, in 2011 each independent Director received, following the date of our 2011 Annual Meeting of Stockholders, RSUs having a value of $80,000, which grants have three (3) year cliff vesting. RSU awards to Directors fully vest upon termination of service. The number of RSUs granted was determined by dividing the value of the award amount by the average of the high and low sales price of the Common Stock on the date prior to the grant date. One Director, Mr. Lockburner, elected to defer settlement of his entire annual RSU grant, which will convert into freely sellable shares when he retires from the Board of Directors.

All Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company’s directors’ and officers’ indemnity insurance policies.

COMPENSATION OF DIRECTORS

As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee Directors during 2011. Thomas C. Lockburner retired from the Board in May 2012 and was replaced by Daniel F. Schmitt. In connection with the Company’s recapitalization in August 2012, the Board of

Directors expanded the size of the Board of Directors by three members in August 2012. The four new directors did not receive any compensation in 2011 and are therefore not included in the table below. Each new director will participate in the director compensation program described above.

Director Compensation

For Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
William L. Bolster (5)	127,000	80,000	—	—	207,000
James W. Lewis (6)	85,500	80,000	—	—	165,500
Thomas C. Lockburner (7)(8)	107,000	80,000	—	—	187,000
James T. Milde (9)	80,000	80,000	—	—	160,000
Christopher C. Quick (10)	80,000	80,000	—	—	160,000
Laurie M. Shahon (11)	90,000	80,000	—	—	170,000

(1)

The term of office for Directors begins immediately following election at the Company’s annual meeting of stockholders (typically held in May) and ends upon the election of Directors at the next annual meeting of stockholders held the following year, which does not coincide with the Company’s fiscal year. Cash retainers and committee chair fees are awarded at the beginning of each fiscal year, which results in the payments covering periods of time that do not coincide with the term of office. All cash retainer and committee chairperson fee payments made during fiscal 2011 are reported in the table irrespective of the term of office to which the payment applies. In the event that during the year a Director is elected to the Board, a Director announces his intent to retire and not seek re-election, or a Director is named a chairperson of a Board committee, retainer and chairperson fees are pro-rated.

(2)

Meeting fees are determined based on the number of Board and committee meetings attended during each fiscal year. Meeting fees included in the table represent fees paid for meetings attended during fiscal 2011.

(3)

During 2011, each continuing Director was granted an award of 6,217 RSUs with a grant date fair value of $80,000. Each RSU award will vest on May 12, 2014 and, unless deferred, will be settled on May 12, 2014 (or, if earlier, six months following the director’s separation from service for any reason). As these RSU awards are considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of each RSU award was recognized as an expense upon grant.

(4)	There were no grants of options to, or forfeitures by, any of the Company’s Directors during 2011.
(5)	As of December 31, 2011, Mr. Bolster held options to acquire 60,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.
(6)	As of December 31, 2011, Mr. Lewis held 22,499 RSUs, none of which were vested.
(7)

In lieu of his 2011 annual cash retainer, Mr. Lockburner elected to receive RSUs valued at $80,000 which equated to 5,810 RSUs based on grant date fair value. Pursuant to a further deferral election, settlement of such RSUs was deferred until after Mr. Lockburner retired from the Board. Mr. Lockburner retired from the Board on May 9, 2012 and settlement of these RSUs occurred on November 9, 2012.

(8)

As of December 31, 2011, Mr. Lockburner held options to acquire 80,000 shares of Common Stock, of which all were vested, and 36,656 RSUs, of which 20,396 are vested and settlement of 15,976 vested RSUs was deferred until after Mr. Lockburner retired from the Board. Mr. Lockburner retired from the Board on May 9, 2012 and settlement of the 15,976 RSUs occurred on November 9, 2012.

(9)	As of December 31, 2011, Mr. Milde held options to acquire 50,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.
(10)	As of December 31, 2011, Mr. Quick held 22,499 RSUs, none of which were vested.
(11)	As of December 31, 2011, Ms. Shahon held options to acquire 35,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of November 16, 2012, certain information regarding the beneficial ownership of Common Stock by: (i) each of the Company’s Named Executive Officers; (ii) each Director; (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock; and (iv) all current Named Executive Officers and Directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based on a review of Forms 4 and Schedules 13D and 13G filed with the SEC and, in some cases, upon information provided by certain of such persons. As of November 16, 2012 there were 345 holders of record of Common Stock and approximately 40,800 beneficial holders of our Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Beneficially Owned (3)
Thomas M. Joyce (4) .	1,664,223	* %
Steven Bisgay (5) .	162,495	*
George Sohos (6) .	144,544	*
Steven J. Sadoff (7) .	111,833	*
Alan Lhota (8) .	2,718	*
William L. Bolster (9) .	69,185	*
Martin Brand (10) .	—	*
James W. Lewis (11) .	23,504	*
James T. Milde (12) .	64,185	*
Matthew Nimetz (13) .	—	*
Christopher C. Quick (14) .	36,004	*
Daniel F. Schmitt .	—	*
Laurie M. Shahon (15) .	49,185	*
Fredric J. Tomczyk (16) .	—	*
Jefferies & Company, Inc. (17) .	81,262,363	46.7%
Blackstone Capital Partners VI L.P. (18) .	56,875,362	24.6%
GETCO Strategic Investments, LLC (19) .	56,875,362	24.6%
TD Ameritrade Holding Corporation (20) .	26,000,013	13.0%
Stephens KCG LLC (21) .	19,500,010	10.1%
Stifel Financial Corp. (22) .	16,893,342	8.9%
All Named Executive Officers, Directors and Nominees as a group (14 persons) .	2,327,876	1.3%

*	Less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.
(2)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person owns or has the right to acquire within 60 days from the date of this table. As a result, we have included in the “Number of Shares Beneficially Owned” column, shares of Common Stock underlying fully-vested stock options, as well as those stock options that are scheduled to vest within 60 days from the date of this table or upon termination of service. In addition, we have included in the “Number of Shares Beneficially Owned” column, all RSUs that will, or may be, settled in shares of Common Stock within 60 days or upon termination of service.

(3)

For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares which a person does not currently own but has the right to acquire within 60 days from the date of this table are deemed to be outstanding for the purpose of computing the percentage ownership of such person.

(4)

Consists of 940,898 unrestricted shares held by Mr. Joyce individually, 125,000 RSUs held by Mr. Joyce individually to be settled in shares of Common Stock within 60 days from November 16, 2012, 250,000 unrestricted shares held in one grantor trust for the benefit of Mr. Joyce over which Mr. Joyce is the sole trustee and has sole voting and dispositive power, 34,695 unrestricted shares held in a trust for the benefit of Mr. Joyce’s children for which Mr. Joyce has no voting and dispositive power and 313,630 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.

(5)	Consists of 117,495 unrestricted shares held by Mr. Bisgay individually and 45,000 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(6)	Consists of 101,211 unrestricted shares held by Mr. Sohos individually and 43,333 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(7)	Consists of 98,143 unrestricted shares held by Mr. Sadoff individually and 13,690 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(8)	Consists of 2,718 unrestricted shares held by Mr. Lhota individually.
(9)	Consists of 9,185 unrestricted shares held by Mr. Bolster individually, and 60,000 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(10)

Does not include shares of common stock held by investment funds affiliated with The Blackstone Group. Mr. Brand is a Managing Director of The Blackstone Group. Mr. Brand disclaims beneficial ownership of the shares held by investment funds affiliated with The Blackstone Group.

(11)	Consists of 18,504 unrestricted shares held by Mr. Lewis individually and 5,000 unrestricted shares held by a foundation for which Mr. Lewis is a Trustee.
(12)	Consists of 14,185 unrestricted shares held by Mr. Milde individually, and 50,000 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(13)

Mr. Nimetz is a representative of GA-GTCO, LLC, which is an affiliate of the sole member of GETCO Strategic Investments, LLC. GETCO Strategic Investments, LLC holds more than 5% of the Company’s securities (on a fully diluted basis). Mr. Nimetz has no ownership of any securities owned by this entity.

(14)	Consists of 36,004 unrestricted shares held by Mr. Quick individually.
(15)	Consists of 14,185 unrestricted shares held by Ms. Shahon individually and 35,000 shares issuable upon the exercise of options that are exercisable within 60 days from November 16, 2012.
(16)

Mr. Tomczyk is the President and Chief Executive Officer of TD Ameritrade Holding Corporation, which is a holder of more than 5% of the Company’s securities (on a fully diluted basis). Mr. Tomczyk disclaims ownership of any securities owned by this entity.

(17)

According to a Form 4 filed on August 30, 2012, and information provided to the Company by Jefferies & Company, Inc. prior to the date of this proxy statement, an aggregate of 81,262,363 shares of Common Stock are held by Jefferies Group, Inc., Jefferies & Company, Inc., Jefferies High Yield Holdings, LLC and Jefferies High Yield Trading, LLC. The address of the principal office of each of Jefferies Group, Inc. and Jefferies & Company, Inc. is 520 Madison Avenue, New York, New York 10022. The address of the principal business office of Jefferies High Yield Holdings, LLC and Jefferies High Yield Trading, LLC is The Metro Center, One Station Place, Three North, Stamford, Connecticut 06902. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then the entities affiliated with Jefferies & Company, Inc. would beneficially own 22.8% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock).

(18)

According to a Schedule 13D/A filed on September 18, 2012, an aggregate of 85,313 shares of Series A-1 Preferred Stock are held by the Blackstone Funds (as defined below), each share of which is convertible at any time by such persons into 666.667 shares of Common Stock, or an aggregate of 56,875,362 shares of Common Stock. 84,754 shares of Series A-1 Preferred Stock are directly held by Blackstone Capital Partners VI L.P., 43 shares of Series A-1 Preferred Stock are directly held by Blackstone Family Investment Partnership VI L.P. and 516 shares of Series A-1 Preferred Stock are directly held by Blackstone Family Investment Partnership VI ESC L.P. (collectively, with Blackstone Capital Partners VI L.P. and Blackstone Family Investment Partnership VI L.P., the "Blackstone Funds"). Blackstone Management Associates VI L.L.C. is the general partner of Blackstone Capital Partners VI L.P. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. BCP VI Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership VI L.P. and Blackstone Family Investment Partnership VI ESC L.P. Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of

BMA VI L.L.C. and the sole member of BCP VI Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone's senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares of Series A-1 Preferred Stock. The address of the principal office of each of the Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then the Blackstone entities and Mr. Schwarzman may be deemed to beneficially own approximately 16.0% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock). The above information does not include 35,461 restricted stock units granted to Blackstone Management L.L.C. in connection with Martin Brand's service as a director on the Board.

(19)

According to a Schedule 13D filed on August 16, 2012, and information provided to the Company by GETCO Strategic Investments, LLC prior to the date of this proxy statement, an aggregate of 85,313 shares of Series A-1 Preferred Stock are held by GETCO Holding Company, LLC and GETCO Strategic Investments, LLC, each share of which is convertible at any time by such persons into 666.667 shares of Common Stock, or an aggregate of 56,875,362 shares of Common Stock. The address of the principal office of each of GETCO Holding Company, LLC and GETCO Strategic Investments, LLC is 350 North Orleans Street, 3rd Floor South, Chicago, Illinois 60654. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then GETCO Holding Company, LLC and GETCO Strategic Investments, LLC would beneficially own 16.0% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock).

(20)

According to a Schedule 13D/A filed on August 29, 2012, and information provided to the Company by TD Ameritrade Holding Corporation prior to the date of this proxy statement, 39,000 shares of Series A-1 Preferred Stock are held by TD Ameritrade Holding Corporation, each share of which is convertible at any time by TD Ameritrade Holding Corporation into 666.667 shares of Common Stock, or an aggregate of 26,000,013 shares of Common Stock. The address of the principal business office for TD Ameritrade Holding Corporation is 4211 South 102nd Street, Omaha, Nebraska 68127. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then TD Ameritrade Holding Corporation would beneficially own 7.3% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock).

(21)

According to a Schedule 13D filed on August 16, 2012, and information provided to the Company by Stephens KCG LLC prior to the date of this proxy statement, an aggregate of 29,250 shares of Series A-1 Preferred Stock are held by Stephens KCG LLC and SIE KCG LLC, each share of which is convertible at any time by such persons into 666.667 shares of Common Stock, or an aggregate of 19,500,010 shares of Common Stock. The address of the principal office of each of Stephens KCG LLC and SIE KCG LLC is 111 Center Street, Little Rock, Arkansas 72201. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then the persons affiliated with Stephens KCG LLC would beneficially own 5.5% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock).

(22)

According to a Schedule 13D filed on August 16, 2012, and information provided to the Company by Stifel Financial Corp. prior to the date of this proxy statement, 25,340 shares of Series A-1 Preferred Stock are held by Stifel Financial Corp., each share of which is convertible at any time by Stifel Financial Corp. into 666.667 shares of Common Stock, or an aggregate of 16,893,342 shares of Common Stock. The address of the principal business office for Stifel Financial Corp. is One Financial Plaza, 501 North Broadway,

St. Louis, Missouri 63102-2102. If all shares of outstanding Series A-1 Preferred Stock held by all holders are converted into Common Stock, then Stifel Financial Corp. would beneficially own 4.7% of the total number of shares of Common Stock outstanding (excluding RSUs) of 356,047,926 (assuming full conversion of the 274,215 shares of outstanding Series A-1 Preferred Stock into 182,810,091 shares of Common Stock).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any public entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the year ended December 31, 2011, without charge, upon written request to the Corporate Secretary, Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. This Proxy Statement and the Company’s 2011 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at www.knight.com. The 2011 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website, other than the Proxy Statement, are not part of the Company’s proxy soliciting materials, and are not incorporated by reference.

INTERNET AVAILABILITY

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with these SEC rules, you may access our Proxy Statement at www.bnymellon.mobular.net/bnymellon/kcg, which does not have “cookies” that identify visitors to the site.

STOCKHOLDER PROPOSALS

Under SEC rules, stockholders intending to present a proposal at the Company’s 2013 Annual Meeting and have it included in the Company’s proxy materials must submit the proposal in writing to the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. The proposal must be received by the Company not later than December 6, 2012 and must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act.

In accordance with the Company’s Amended and Restated By-Laws, stockholder proposals intended to be presented at the Company’s 2013 Annual Meeting outside of Rule 14a-8 and stockholder nominations for directors to be elected at the Company’s 2013 Annual Meeting must each be received by the Company not later than February 8, 2013, and no earlier than January 9, 2013. If the Company’s 2013 Annual Meeting is not within thirty days before or after May 9, 2013, the anniversary date of the Company’s 2012 Annual Meeting, you must send notice within ten days following any notice or publication of the meeting. Such proposals must be delivered to, or mailed to and received by, the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 and must otherwise meet certain requirements as described in the Company’s Amended and Restated By-Laws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, notice of internet availability of proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, notice of internet availability of proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If your household received (i) a single copy of this Proxy Statement this year, but you would like to receive your own copy this year and/or in the future, or (ii) multiple copies of this Proxy Statement this year, but you would like to receive a single copy in the future, please contact the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 or (201) 222-9400 and we will deliver to you a copy or copies, as requested.

OTHER BUSINESS

Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed proxy or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

APPENDIX A

KNIGHT CAPITAL GROUP, INC.

AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

ARTICLE 1

PURPOSE AND EFFECTIVENESS

1.1        Purpose.    The purpose of the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “Plan”) is to promote the success of Knight Capital Group, Inc. (the “Company”) by providing a method whereby employees, officers and directors of the Company and its Affiliates may be encouraged to increase their proprietary interest in the Company. By offering incentive compensation opportunities that are competitive with those of similar enterprises and based on the Company’s common stock, the Plan will motivate Participants to continue to provide services and achieve long-range goals, further align their interests with those of the Company’s other stockholders, and promote the long-term financial interest of the Company and its Affiliates, including enhancement of long-term stockholder value. The Plan is also intended to aid in attracting persons of exceptional ability and leadership qualities to become employees, officers and directors of the Company and its Affiliates.

1.2        Effective Dates and Stockholder Approval.    The Plan was originally adopted by the Board on April 6, 2010 and originally approved by the stockholders of the Company on May 12, 2010 (the “Original Effective Date”). The Amended and Restated Plan was adopted by the Board on November 16, 2012, subject to approval by the stockholders at the Special Meeting of Stockholders on December 27, 2012, and the amendments shall be effective as of the date of the approval by the requisite stockholders of the Company at the Special Meeting of Stockholders (the “Amendment Effective Date”).

The Plan replaced the Knight Capital Group, Inc. 2006 Equity Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan, the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan and the 1998 Non-Employee Director Stock Option Plan (together, the “Prior Plans”), each as amended to the Original Effective Date, for Awards granted on or after the Original Effective Date. Awards may not be granted under the Prior Plans beginning on the Original Effective Date, but the adoption and effectiveness of the Plan did not affect the terms or conditions of any awards granted under the Prior Plans prior to the Original Effective Date. Awards remaining eligible for grant under the Prior Plans as of the Original Effective Date were transferred to, and available for grant under, the Plan. If the amendments to the Plan are not approved by the stockholders of the Company at the Special Meeting of Stockholders, then the amendments to the Plan will be null and void in its entirety and the Plan will remain in full force and effect in accordance with the terms in effect prior to any such amendments.

1.3        Term of Plan.    The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Amendment Effective Date; provided, further, that no Awards (other than an Option or Stock Appreciation Right) that are intended to be “performance-based” under Section 162(m) of the Code shall be granted based on the Performance Factors (as defined in Section 10.5.a) on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the Performance Factors unless the Performance Factors are reapproved (or other designated performance goals are approved) by the stockholders on or before such stockholder meeting.

1.4        Forms of Awards.    Awards made under the Plan may be in the form of Incentive Options, Nonqualified Options, Stock Appreciation Rights, or Stock Awards, all as the Committee in its sole discretion shall decide. The terms and conditions of any Award to any Participant shall be reflected in such form of written or electronic document as is determined by the Committee. A copy of such document shall be provided to the

Participant, and the Committee may, but need not, require that the Participant sign a copy of such document; provided, however, that the Participant may sign a copy of such document through an electronic grant notification system maintained by or on behalf of the Company.

ARTICLE 2

DEFINITIONS

Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

2.1        “Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a twenty-five percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee; provided, however, that for purposes of determining eligibility for grants of Nonqualified Options and Stock Appreciation Rights or whether a Participant has experienced a “separation from service” (as such term is defined and used in Section 409A of the Code), an Affiliate means a “service recipient” (within the meaning of Section 409A of the Code). For this purpose, a “service recipient” shall be determined by (a) applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treasury Regulations Section 1.414(c)-2, and (b) where the use of the following modified definition is based upon legitimate business criteria, by applying Section 1563(a)(1), (2) and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and by applying Treasury Regulations Section 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, using the language “at least 20 percent” instead of “at least 80 percent” at each place it appears in Treasury Regulations Section 1.414(c)-2. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.2        “Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Option, Stock Appreciation Right or Stock Award, as described in Section 1.4, as any such Agreement may be supplemented or amended from time to time. Any reference herein to an Agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

2.3        “Award” means any Option, Stock Appreciation Right or Stock Award granted under the Plan.

2.4        “Board” means the Board of Directors of the Company.

2.5        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Code section shall include any successor section.

2.6        “Committee” means either the committee described in Sections 3.1 and 3.3 or both of the committees of the Board appointed or designated pursuant to administer the Plan in accordance with its terms.

2.7        “Company” means Knight Capital Group, Inc. and any successor entity.

2

2.8        “Covered Employee” means an Employee whose compensation is subject to the potential tax deduction disallowance provisions of Section 162(m) of the Code and such other Employees designated by the Company.

2.9        “Date of Grant” means the date on which the Committee determines the terms of an Award to a specified Eligible Individual, including, the number of Shares subject to the Award and, in the case of an Option or a Stock Appreciation Right, the applicable Exercise Price.

2.10        “Director” means a duly elected member of the Board.

2.11        “Disability” means a Participant is qualified for long-term disability benefits under the applicable disability plan of the Company, or if no such benefits are then in existence, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of a physician selected by the Committee, can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months; provided, however, that, with respect to an Incentive Option, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.

2.12        “Eligible Individual” means an Employee and Director, whether or not a resident alien of the United States, who is described in Section 5.1.

2.13        “Employee” means a common law employee (as defined in Section 3401(c) of the Code) of the Company or any Affiliate of the Company. The term “Employee” will also include an individual who is granted an Award, in connection with his hiring by the Company or any Affiliate, prior to the date the individual first becomes an Employee, but if and only if such Award does not vest prior to the date the individual first becomes an Employee.

2.14        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Exchange Act section shall include any successor section.

2.15        “Executive Officer” means an Employee who is subject to the provisions of Section 16(b) of the Exchange Act.

2.16        “Exercise Price” means the price that must be paid by an Optionee upon exercise of an Option to purchase a Share, or in the case of a Stock Appreciation Right, the price by which stock price appreciation is measured against.

2.17        “Fair Market Value” of a Share means the fair market value of such Share determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of a particular date shall mean the average of the high and low sales price per Share on the principal exchange or market on which the Share is then listed for the last preceding date on which there was a sale of such Share on such exchange or market.

2.18        “Incentive Option” means an option granted under the Plan that is both intended to qualify and qualifies as an “incentive stock option” under Section 422 of the Code.

2.19        “Independent Auditor” means the certified public accounting firm that has been appointed by the Finance and Audit Committee of the Board (or its functional equivalent) to opine on the interim or annual financial statements of the Company.

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2.20        “Nonqualified Option” means an option granted under the Plan that either is not intended to be or is not denominated as an Incentive Option, or that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.21        “Option” means a Nonqualified Option or an Incentive Option.

2.22        “Optionee” means an Eligible Individual of the Company or an Affiliate who has received an Option under the Plan, for the period of time during which such Option is held in whole or in part.

2.23        “Option Shares” means, with respect to any Option granted under the Plan, the Shares that may be acquired upon the exercise of such Option.

2.24        “Participant” means an Eligible Individual who has received an Option, Stock Appreciation Right or a Stock Award under the Plan.

2.25        “Plan” means this Knight Capital Group, Inc. 2010 Equity Incentive Plan, as amended from time to time.

2.26        “Retirement” means retirement from the Company and its Affiliates upon a voluntary termination of employment by a Participant or a termination without Cause by the Company of a Participant’s employment (i) after having been employed by the Company or its Affiliates for a minimum of five (5) full years of service (regardless of whether such service is continuous), (ii) with the Participant having achieved or exceeded 50 years of age at the time of departure, and (iii) with the Participant entering into a two year non-compete agreement in a form acceptable to the Company. Such term shall be applicable only to Participants who are Employees.

2.27        “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Securities Act section shall include any successor section.

2.28        “Shares” mean shares of Class A Common Stock, $0.01 par value per share, of the Company.

2.29        “Stock Appreciation Right” means a right, granted to a Participant pursuant to Article 8 hereof to receive upon exercise of such right before a specified date, in cash or Shares (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value of a specified number of Shares over the Exercise Price of such Stock Appreciation Right.

2.30        “Stock Award” means an Award consisting of either Shares or a right to receive Shares in the future, each pursuant to Article 10 of the Plan.

2.31        “Subsidiary” of the Company means any present or future subsidiary (as that term is defined in Section 424(f) of the Code) of the Company. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

2.32        “Termination of Service”, “Terminate” or “Termination” occurs when a Participant ceases to be an Employee of, or ceases to provide services as a Director to, the Company and its Affiliates, as the case may be, for any reason (including by reason of an Affiliate ceasing to be an Affiliate by reason of disposition or otherwise). Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation from service” (as such term is defined under Section 409A of the Code).

2.33        “Vesting Period” shall mean, in relation to Stock Awards, Options, or Stock Appreciation Rights, any period determined by the Committee during which such Stock Awards, Options or Stock Appreciation Rights may expire or be forfeited if the Participant Terminates or if other circumstances specified by the Committee arise.

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2.34        “Vesting Date” with respect to any Award granted hereunder means the date on which such Award becomes vested, as designated in or determined in accordance with the Agreement with respect to such Award (subject to the terms of the Plan). If more than one Vesting Date is designated for an Award, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE 3

ADMINISTRATION

3.1        Committee.    The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board. If for any reason the Committee does not meet the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

3.2        Powers of Committee.    The Committee’s administration of the Plan shall be subject to the following:

3.2.a.    Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and, subject to the restrictions of Article 13, to cancel or suspend Awards.

3.2.b.    To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of those jurisdictions.

3.3        Delegation by Committee.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to any person or persons selected by it, who may or may not be Directors, all or any part of its responsibilities and powers as set forth above. In making such allocation or delegation, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Any such allocation or delegation may be revoked by the Committee at any time.

3.4        Information to be Furnished to Committee.    The Company and its Affiliates shall furnish the Committee with such data and information as the Committee determines may be required for it to discharge its duties. The records of the Company and its Affiliates as to an Employee’s or Participant’s employment (or other provision of services), Termination of Service, leave of absence, reemployment (or return to service) and compensation shall be conclusive on all persons. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

3.5        Rules and Interpretations.    The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons.

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3.6        Liabilities and Indemnification.    No Employee or Director shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Award granted pursuant thereto. Each Employee and Director shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such Employee’s or Director’s own fraud, bad faith or willful misconduct. Such indemnification shall be in addition to any rights of indemnification the Employee or Director may have under the certificate of incorporation and/or by-laws of the Company, as a matter of law, or otherwise, or any other power the Company may have to indemnify such persons or hold them harmless. The foregoing right of indemnification shall not apply to the actions, determinations or interpretations made by an individual with regard to Awards granted to him or her under the Plan.

3.7        Costs of Plan.    All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

3.8        Grant and Use of Awards.    Subject to Section 13.2, in the discretion of the Committee, Awards may be granted as alternatives to or replacements of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or an Affiliate. Subject to the overall limitation on the number of Shares that may be delivered pursuant to Awards under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or an Affiliate, including the plans and arrangements of the Company or an Affiliate assumed in a business combination.

3.9        Compliance as an SEC Registrant.    During any period in which the Company has issued and outstanding any class of common equity securities which is registered under Section 12 of the Exchange Act, the Committee shall be comprised of not less than two persons each of whom qualifies as: (i) a “non-employee director” within the meaning of Section 16(b) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) an “independent director” as defined under Nasdaq Stock Market Rule 5605(a)(2) or such other applicable stock exchange rule.

3.10        International Participants.    With respect to Participants who are foreign nationals, reside or work outside the United States, or both, the Committee may, in its sole discretion, to comply with foreign law or practices and to further the purposes of the Plan, without amending the Plan, establish special rules, or adopt sub-plans or supplements, applicable to such Participants and grant Awards (or amend existing Awards) to such Participants in accordance with those rules or sub-plans.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1        Number of Shares.    Subject to the following provisions of this Article 4, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 64,580,044 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Section 11.1 of the Plan), which includes 4,580,044 Shares that were available for grant under the Prior Plans as of April 1, 2010.

4.2        Source of Shares.    Shares will be made available from the currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

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4.3        Counting of Shares.    The grant of any Option, Stock Appreciation Right or Stock Award hereunder shall count, equal in number to the Shares represented by such Award, towards the share maximum indicated in Section 4.1; provided, however, that if a Stock Appreciation Right is granted in tandem with an Option, such grant shall count only once against the share maximum indicated in Section 4.1. To the extent that (i) any outstanding Option or Stock Appreciation Right for any reason expires, is terminated, forfeited or canceled without having been exercised, or if any Stock Award is forfeited, (ii) any Shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, or (iii) any Shares are not otherwise deliverable for any other reason, such Shares shall be deemed to have not been delivered and shall be restored to the share maximum. If the Exercise Price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or attestation) or by net-settlement, the number of Shares tendered or withheld to pay the Exercise Price of any Option shall be restored to the share maximum. To the extent that any option or other award outstanding pursuant to a Prior Plan as of the Original Effective Date which for any reason, on or after the Original Effective Date, expires, is terminated, forfeited or canceled without having been exercised or settled in full, Shares subject to such awards shall be deemed to have not been delivered and shall be added to the share maximum; provided, however, that the aggregate number of Shares outstanding under the Prior Plans that may be added to the share maximum pursuant to this Section 4.3 shall not exceed 10,943,465 (as such number may be adjusted from time to time as provided in Section 11.1). Shares issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be issued under the Plan.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1        General.    The persons who shall be eligible to participate in the Plan and to receive Awards shall be such Employees (including Covered Employees and Executive Officers) and Directors of the Company and its Affiliates as the Committee, in its sole discretion, shall select. Awards may be made to Eligible Individuals who hold or have held Awards under the Plan or any similar plan or other awards under any other plan of the Company or any of its Affiliates. Any member of the Committee shall be eligible to receive Awards while serving on the Committee, subject to applicable provisions of the Exchange Act and the rules promulgated thereunder.

5.2        Committee Discretion.    Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by the Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation, determinations of which Eligible Individuals, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, Awards under the Plan.

5.3        Limitation on Awards to Non-Employee Directors.    No non-Employee Director may be granted, in any fiscal year of the Company, awards covering more than 200,000 Shares (as such number may be adjusted from time to time as provided in Section 11.1).

ARTICLE 6

GRANTS OF STOCK OPTIONS

6.1        Grant of Options.    The grant of an Option shall convey to the Participant the right to purchase Shares at an Exercise Price and for a period of time established by the Committee. Subject to the limitations of

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the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Options, the time when each Option shall be granted, the number of Shares subject to such Option, whether such Option is an Incentive Option or a Nonqualified Option and, subject to Section 6.3, the Exercise Price of the Option Shares. Options shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each Optionee shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the Optionee. Subject to the other provisions of the Plan, the same person may receive Incentive Options and Nonqualified Options at the same time and pursuant to the same Agreement, provided that Incentive Options and Nonqualified Options are clearly designated as such.

6.2        Provisions of Options.    Option Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Option under the Plan shall be subject to such other conditions (whether or not applicable to an Option or Shares received by any other Optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the Optionee in financing the purchase of Shares through the exercise of Options, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired pursuant to the exercise of Options, provisions conditioning the grant of the Option or future Options upon the Optionee retaining ownership of Shares acquired upon exercise for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements.

6.3        Exercise Price.    Subject to the provisions of Section 6.8, the Exercise Price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee on the Date of Grant and may not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.

6.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Option may be exercised in part or in full before the Vesting Date(s) applicable to such Option. No Option may be exercised after the Option expires by its terms as set forth in the applicable Agreement. In the case of an Option that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Option. The grant of an Option shall impose no obligation on the Optionee to exercise such Option.

6.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Options become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of an Option may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of an Option, the Committee may, at any time before complete termination of such Option, accelerate the time or times at which such Option may become vested in whole or in part (without reducing the term of such Option).

6.6        Limited Transferability of Options.    Subject to the exceptions noted in this Section 6.6, no Option shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by such Optionee (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement evidencing a Nonqualified Option that the Optionee may transfer, assign or otherwise dispose of an Option (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the Optionee and any of the foregoing, or (iii) to any corporation or partnership controlled by the Optionee, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Securities Act, the Exchange Act, or for other purposes. The terms applicable to the assigned Option shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

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6.7        No Rights as a Stockholder.    An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Share covered by his Option unless and until the Optionee shall have become the holder of record of such Share, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

6.8        Special Provisions Applicable to Incentive Options.

6.8.a.    Options granted under the Plan that are intended to qualify as Incentive Options shall be specifically designated as such in the applicable Agreement, and may be granted only to those Eligible Individuals who are both (i) Employees of the Company or any Subsidiary, and (ii) citizens or resident aliens of the United States.

6.8.b.    To the extent the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which any Incentive Options granted hereunder may be exercisable for the first time by the Optionee in any calendar year (under the Plan or any other compensation plan of the Company or any Subsidiary) exceeds $100,000, such Options shall not be considered Incentive Options.

6.8.c.    No Incentive Option may be granted to an individual who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless such Option (i) has an Exercise Price of at least one hundred ten percent of the Fair Market Value of the Shares on the Date of Grant of such Option; and (ii) cannot be exercised more than five years after the Date of Grant of such Option.

6.8.d.    Each Incentive Option will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition (as defined below) of any Shares acquired pursuant to the exercise of an Incentive Option. A “Disqualifying Disposition” is any disposition of such Shares before the later of (i) two years after the Date of Grant of an Incentive Option or (ii) one year after the date the Optionee acquired Shares by exercising the Incentive Option, other than a transfer (i) from a decedent to an estate, (ii) by bequest or inheritance, (iii) pursuant to a tax-free corporate reorganization, or (iv) to a spouse or incident to divorce. Any transfer of ownership to a broker or nominee shall be deemed to be a disposition unless the Optionee provides proof satisfactory to the Committee of his continued beneficial ownership of the Shares.

6.8.e.    No Incentive Option shall be granted after the date that is ten years from the Amendment Effective Date.

6.8.f.    The Exercise Price for Incentive Options shall not be less than the Fair Market Value of the Shares on the Date of Grant, and no Incentive Option may be exercisable after the tenth anniversary of the Date of Grant.

6.8.g.    No Incentive Option shall be transferable other than by will or the laws of descent and distribution.

6.8.h.    The maximum number of Shares with respect to which Incentive Options may be granted during the term of the Plan shall be 25 million (as such number may be adjusted from time to time as provided in Section 11.1).

6.9        Option Term.    The Committee shall specify the term during which any Option may be exercised, which shall be in all cases ten years or less except as provided in the Plan. Except as otherwise set forth in the

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Plan or as provided by the Committee in the applicable Agreement or otherwise, all Options shall expire upon the Optionee’s Termination of Service.

6.10        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Options granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered Employee may be granted, in any fiscal year of the Company, Options covering more than six million Shares (as such number may be adjusted from time to time as provided in Section 11.1).

ARTICLE 7

EXERCISES OF STOCK OPTIONS

7.1        General.    Any Option may be exercised in whole or in part at any time to the extent such Option has become vested and exercisable during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised in accordance with such procedures for the exercise of Options as the Committee may establish from time to time, of (i) notice in writing to the Company signed by the Optionee (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares (as specified in Section 7.3); (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Optionee, appropriate proof of the right of such individual to exercise the Option or portion thereof; and (v) full payment to the Company of all amounts which, under federal or state law, it is required to withhold upon exercise of the Option (as specified in Section 12.4).

7.2        Certain Limitations.    Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

7.3        Payment for Shares.    Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option (except that, in the case of an exercise arrangement approved by the Committee and described in clause (v) below, payment may be made as soon as practicable after the exercise). The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 12.4 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) the tendering, by either actual delivery or by attestation, of whole Shares, having a Fair Market Value as of the day of exercise equal to the aggregate Exercise Price, (iv) the surrendering of all or part of the Shares issuable upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued, or (v) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Federal, state and local employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares

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directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable agreement and may be subject to such conditions as the Committee deems appropriate. If the Option Exercise Price may be paid in Shares as provided above, Shares delivered by the Optionee may be Shares which were received by the Optionee upon exercise of one or more previously exercised Options, but only if such Shares have been held by the Optionee for at least six months, or such other period of time (if any) as is required, in the opinion of the Independent Auditor, to avoid adverse financial accounting results.

ARTICLE 8

GRANTS OF STOCK APPRECIATION RIGHTS

8.1        Grant of Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights either independently or in connection with an Option. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Stock Appreciation Rights, the time when each Stock Appreciation Right shall be granted, the number of Shares subject to such Stock Appreciation Right and, subject to Section 8.3, the Exercise Price of the Stock Appreciation Right. Stock Appreciation Rights shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each recipient shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the recipient.

8.2        Provisions of Stock Appreciation Rights.    Stock Appreciation Right Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Stock Appreciation Right under the Plan shall be subject to such other conditions (whether or not applicable to a Stock Appreciation Right or Shares received by any other recipient) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions for forfeiture, restrictions on resale or other disposition of Shares acquired, provisions conditioning the grant of the Stock Appreciation Right or future Stock Appreciation Rights upon the recipient retaining ownership of Shares acquired for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements. Stock Appreciation Rights may be granted in connection with an Option either at the time of grant or by amendment, in which case each such Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable.

8.3        Exercise Price.    The Committee shall fix the Exercise Price of the Stock Appreciation Right on the Date of Grant which shall not be less than one hundred percent of the Fair Market Value of a Share on the Date of Grant.

8.4        Limitations on Exercisability.    Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Stock Appreciation Right may be exercised in part or in full before the Vesting Date(s) applicable to such Stock Appreciation Right. No Stock Appreciation Right may be exercised after the Stock Appreciation Right expires by its terms as set forth in the applicable Agreement. In the case of a Stock Appreciation Right that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Stock Appreciation Right. The grant of a Stock Appreciation Right shall impose no obligation on the recipient to exercise such Stock Appreciation Right.

8.5        Vesting.    The Committee may specify in any Agreement a vesting schedule that must be satisfied before Stock Appreciation Rights become vested, such that, except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of a Stock Appreciation Right may not become vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria as determined

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by the Committee, subject in any case to the terms of the Plan. Subsequent to the grant of a Stock Appreciation Right, the Committee may, at any time before complete termination of such Stock Appreciation Right, accelerate the time or times at which such Stock Appreciation Right may become vested in whole or in part (without reducing the term of such Stock Appreciation Right).

8.6        Limited Transferability of Stock Appreciation Rights.    Subject to the exceptions noted in this Section 8.6, no Stock Appreciation Right shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the recipient, the Stock Appreciation Right shall be exercisable only by such recipient (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement that the recipient may transfer, assign or otherwise dispose of an stock appreciation right (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the recipient and any of the foregoing, or (iii) to any corporation or partnership controlled by the recipient, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Securities Act, Exchange Act, or for other purposes. The terms applicable to the assigned Stock Appreciation Right shall be the same as those in effect for the recipient immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

8.7        No Rights as a Stockholder.    A recipient of a Stock Appreciation Right or a transferee of a Stock Appreciation Right shall have no rights as a stockholder with respect to any Share covered by his Stock Appreciation Right unless and until such time as the Participant exercises such Stock Appreciation Right and the Company settles such Stock Appreciation Right in Shares, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

8.8        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that the Plan should be administered in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Appreciation Rights granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code. No Covered Employee may be granted, in any fiscal year of the Company, Stock Appreciation Rights covering more than six million Shares (as such number may be adjusted from time to time as provided in Section 11.1).

8.9        Stock Appreciation Right Term.    The Committee shall specify the term during which any Stock Appreciation Right may be exercised, which shall be in all cases ten years or less. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Stock Appreciation Rights shall expire upon the recipient’s Termination of Service.

ARTICLE 9

EXERCISES OF STOCK APPRECIATION RIGHTS

9.1        Tandem Stock Appreciation Rights.    A Stock Appreciation Right granted in connection with an Option shall entitle the holder to receive from the Company in exchange for the surrender to the Company of the related unexercised Option, or any portion thereof, an amount equal to the excess of the Fair Market Value of one Share on the day of the surrender of such Option over the Option Exercise Price.

9.2        Independent Stock Appreciation Right.    A Stock Appreciation Right granted independently of an Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one Share on the day the Stock Appreciation Right is exercised over the Exercise Price of such Stock Appreciation Right.

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9.3        Payment Upon Exercise of Stock Appreciation Rights.    The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or Shares, or partly in cash and partly in Shares, at the sole discretion of the Committee. The number of Shares deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in Shares shall be determined based on the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right.

ARTICLE 10

GRANTS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1        Form of Awards.    A Stock Award shall be transacted as either (i) the transfer of legal ownership of one or more Shares to an Eligible Individual (“Restricted Stock”), or (ii) the grant of a right to receive Shares at some point in the future (“Restricted Stock Units”). Both forms of Stock Awards will be subject terms and conditions set forth by the Committee in the applicable Agreement, including terms and conditions relating to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant, or the achievement of performance or other objectives, as determined by the Committee at the time of grant.

10.2        Vesting.    Subject to potential accelerated vesting following (i) a Change-In-Control (as defined in Section 11.4), (ii) a Termination of Service by reason of death, Disability, by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) or (iii) a layoff pursuant to a reduction in workforce, in each case as determined by the Committee in the applicable Agreement, Restricted Stock and Restricted Stock Units shall be subject to minimum three year vesting for time-based awards (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date on which such Award is granted) and minimum one year vesting for performance-based awards and shall be subject to forfeiture in the event that conditions specified by the Committee in the applicable Agreement are not satisfied prior to the end of the applicable Vesting Period established by the Committee for such Awards. Conditions for repurchase (or forfeiture) may be based on continuing employment or service or achievement of pre-established performance or other goals and objectives; provided, however, that the foregoing limitations shall not apply to Stock Awards that are granted in lieu of cash compensation or to awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction). Notwithstanding the foregoing, Stock Awards with respect to 10% of the maximum number of Shares with respect to which Awards may be granted during the term of the Plan pursuant to Section 4.1 may be granted under the Plan to any one or more Eligible Individuals without respect to such minimum vesting provisions.

10.3        Non-transferability of Stock Awards.    Shares represented by Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, until becoming vested. Shares of Stock Awards shall be evidenced in such manner as the Committee may determine, including through a book entry system with the transfer agent. Any certificates issued in respect of Stock Awards shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Upon becoming vested, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, in accordance with the Participant’s will or the laws of descent of distribution . Each certificate evidencing Shares subject to Stock Awards shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock Award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. During the restriction period, the Participant shall have all the rights of a stockholder for all such Restricted Stock, including the right to vote and the right to receive dividends thereon as paid and, subject to and conditioned upon the full vesting of such Restricted Stock, the right to tender such Restricted Stock.

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10.4        Dividends and Dividend Equivalents.    A Stock Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as determined by the Committee; provided, however, that, unless the Committee otherwise specifies in the Agreement, dividend payments or dividend equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the dividend payments or dividend equivalents are no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code); provided, however, that dividend and dividend equivalent payments in the case of a Stock Award that is subject to performance vesting conditions shall be treated as unvested so long as such Stock Award remains unvested, and any such dividend and dividend equivalent payments that would otherwise have been paid during the vesting period shall instead be accumulated (and, if paid in cash, reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment) and paid within 30 days following the date on which such Stock Award is determined by the Committee to have satisfied such performance vesting conditions. Any dividend payment or dividend equivalents that are accumulated and paid after the date specified in the preceding sentence may be treated separately from the right to other amounts under the Award. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

10.5        Compliance as an SEC Registrant.    During any period in which (i) Section 162(m) of the Code imposes restrictions on the amount and form of compensation that may be paid to Covered Employees in order to claim a tax deduction for such compensation, and (ii) the Committee, in its sole discretion, determines that a Stock Award should be designed in such a manner so as to avoid the disallowance of any portion of such tax deduction, Stock Awards granted to Covered Employees shall comply with such restrictions, which as of the Date of Grant are contained in Section 162(m) of the Code and include the following:

10.5.a. The Committee shall specify one or more performance criteria upon the relative achievement of which each Stock Award will vest (the “Performance Factor(s)”). Performance Factors may include any or all of the following: enterprise value or value creation targets; after-tax or pre-tax profits (including net operating profit after taxes) or net income, including without limitation that attributable to continuing and/or other operations; after-tax or pre-tax margins; revenues; operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); reduction of, or limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; consummation of debt and equity offerings; equity capital raised; earnings per share, earnings per diluted share or earnings per share from continuing operations; return on capital employed (including, without limitation, return on invested capital or return on committed capital), return on revenues, return on assets and return on stockholders’ equity; market share; the fair market value of the shares of Knight’s Class A common stock, par value $0.01 per share; the growth in the value of an investment in the Shares assuming the reinvestment of dividends; reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); economic value added targets based on a cash flow return on investment formula; customer satisfaction or service measures or indices; employee satisfaction; efficiency or productivity measures; asset management (e.g., inventory and receivable levels); compliance goals (e.g., regulatory and legal compliance); or strategic business objectives, goals or initiatives.

In addition, Performance Factors may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of Knight) performance under

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one or more of the measures described above relative to the performance of other corporations or the historic performance of the Company and may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Factors may be based or (ii) adjust, modify or amend the aforementioned business criteria. The Performance Factors may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

10.5.b. Subject to potential accelerated vesting upon a Change-In-Control, Stock Awards granted to Covered Employees shall become vested only if and to the extent the Performance Factors with respect to such Awards are attained. Notwithstanding anything to the contrary contained in the Plan, the maximum number of shares of Common Stock with respect to which Stock Awards may be granted to a Covered Employee for any 12-month period contained in the performance period for such Award shall be six million (as adjusted pursuant to the provisions of Section 11.1 of the Plan) and the maximum payment under any Stock Award granted to a Covered Employee (valued as of the date of grant of such Stock Award(s)) shall be $15 million for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentence shall (i) apply to a Stock Award only if the Stock Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code and (ii) be adjusted upward or downward, as applicable, on a pro-rata basis for each full or partial 12-month period in the applicable performance period. The Committee may structure the terms of a Performance Factor so as to permit the reduction or elimination of any Stock Award under the Plan, but in no event may the Committee increase the amount or vesting of a Stock Award.

10.5.c. The Performance Factors applicable to any Stock Award granted to a Covered Employee shall be specified coincident with the grant of the Stock Award, and in no event later than ninety days after the commencement of any fiscal year in respect of which the relative achievement of the Performance Factor is to be measured or such other date as is required by Section 162(m) of the Code.

ARTICLE 11

EVENTS AFFECTING PLAN RESERVE OR PLAN AWARDS

11.1 Capital Adjustments.

11.1.a. If the Company subdivides its outstanding Shares into a greater number of Shares (including, without limitation, by stock dividend or stock split) or combines its outstanding Shares into a smaller number of shares (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event (including mergers or consolidations) affects the Shares such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the aggregate number and/or kind of Shares reserved for the Plan, (ii) the number and/or kind of shares subject to outstanding Awards, (iii) the Exercise Price with respect to outstanding Options and Stock Appreciation Rights, (iv) the individual Participant share limitations set forth in Sections 6.10, 8.8 and 10.5.b (but not the dollar limitation set forth in Section 10.5.b), (v) the number of Shares set forth in Secion 6.8.h that can be issued through Incentive Options and (vi) any other adjustment that the Committee determines to be equitable; provided, however, that the number of Shares subject to any Option shall be

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rounded down to the nearest whole number; provided, further, that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 11.1. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons.

11.1.b. In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new Awards of the successor corporation, with appropriate adjustment as to the number and/or kind of shares and the purchase price for shares thereunder, or, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the Fair Market Value of a Share multiplied by the number of Shares subject to the Award less, in the case of Options and Stock Appreciation Rights, the Exercise Price for such Awards; provided, however, for the avoidance of doubt, if a transaction described above occurs, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the Fair Market Value of a Share without payment of consideration therefor.

11.2        Death, Disability or Retirement of a Participant.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by reason of his death, Disability or, in the case of Options and Stock Appreciation Rights granted to an Employee, by reason of his Retirement, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, each outstanding Award granted to or Share purchased by such Participant shall immediately become vested and, in the case of an Option or Stock Appreciation Right, exercisable in full in respect of the aggregate number of Shares covered thereby. Each Option or Stock Appreciation Right may thereafter be exercised by the Participant or by Participant’s estate, as the case may be, for a period of thirty-six months from the date of Termination of Service. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.2. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of Disability or Retirement, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted or the thirty-six month period following the date of Termination of Service.

11.3        Termination of Service By Company.    Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is for reasons other than those set forth in Sections 11.2 and 11.4, all Options and Stock Appreciation Rights held by the Participant that were not vested immediately prior to such Termination of Service shall become null and void at the time of such Termination. Any Options and Stock Appreciation Rights that were exercisable immediately prior to the Termination of Service will continue to be exercisable for a period of three months, and shall thereupon terminate. Notwithstanding the foregoing, in the event that a Participant dies while an Option or Stock Appreciation Right is exercisable following a Termination of Service on account of a reason other than those set forth in Sections 11.2 and 11.4, the Option or Stock Appreciation Right will remain exercisable by the Participant’s estate or beneficiary only until the first anniversary of the Participant’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the option was granted or the three month period following the date of Termination of Service. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.3. In addition, except as otherwise provided by the Committee in the applicable Agreement or otherwise, all rights to Restricted Stock or Restricted Stock Units as to which there remain unlapsed restrictions

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as of the date of such Termination of Service shall be forfeited by such Participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Shares. Notwithstanding the above, except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s Termination of Service is by the Company or such Affiliate for Cause (as defined below), then any Options and Stock Appreciation Rights held by such Participant, whether or not then vested, shall immediately terminate. For these purposes, “Cause” shall have the meaning ascribed thereto in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant or, in the absence thereof, shall mean, unless otherwise defined in the applicable Agreement, (A) a felony conviction of the Participant, (B) the commission by the Participant of an act of fraud or embezzlement against the Company, (C) the Participant’s willful misconduct or gross negligence materially detrimental to the Company, (D) the Participant’s wrongful dissemination or use of confidential or proprietary information, or (E) the intentional and habitual neglect by the Participant of his duties to the Company.

11.4        Change-In-Control.    In the event of a Change-In-Control, the Committee reserves the right, in its sole discretion, to accelerate the vesting of any Award or Share purchased pursuant to any Award. Unless otherwise provided in an Agreement, in the event of a Change-In-Control, the performance conditions of each outstanding performance-based Award or Share purchased pursuant to any Award shall be deemed earned at the target level (or, if no target level is specified, the maximum level) as of the effective date of the Change-In-Control with respect to all open performance periods; however, such award or Share shall remain subject to any service-based vesting conditions. Unless otherwise provided in an Agreement, in the event of a Termination of Service by the Company without Cause or by a Participant for “good reason” (pursuant to and as defined in any employment agreement, severance agreement, change in control agreement or similar agreement to which such Participant is a party on the Date of Grant) within 12 months following a Change-In-Control, each outstanding Award or Share purchased pursuant to any Award with a service-based vesting (and, if applicable, non-performance-based exercise) condition shall, if not fully vested, become fully vested and, in the case of Options and Stock Appreciation Rights, fully exercisable with respect to the total number of Shares at the time subject to such Option or Stock Appreciation Right and may be exercised for any or all of those Shares. For the purposes of the Plan, a “Change-In-Control” shall mean the first to occur of:

(i)

the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act ) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent or more of either the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change-In-Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section 11.4) that satisfies clauses (A), (B) and (C) of such subsection or (E) any acquisition directly from the Company;

(ii)

the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not

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limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

(iii)

the occurrence or consummation of a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than thirty-five percent of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding any other provision of the Plan to the contrary, if a Change-In-Control occurs that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, and payment or distribution of an Award that is “nonqualified deferred compensation” subject to Section 409A of the Code would otherwise be made or commence on the date of such Change-In-Control (pursuant to the Plan, the Award or otherwise), (i) the vesting of such Award shall accelerate in accordance with the Plan and the Award, (ii) such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A of the Code permits such payment or distribution to be made or commence without additional taxes or penalties under Section 409A of the Code, and (iii) in the event any such payment or distribution is deferred in accordance with the immediately preceding clause (ii), such payment or distribution that would have been made prior to the deferred payment or commencement date, but for Section 409A of the Code, shall be paid or distributed on such earliest payment or commencement date, together, if determined by the Committee, with interest at the rate established by the Committee.

11.5        Recapture; Adjustment of Awards.    If at any time after the date on which a Participant exercises an Option or Stock Appreciation Right, or on which Restricted Stock vests, or which is the maturity date of Restricted Stock Units (each of which events is a “realization event”), the Participant (a) is terminated for cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

In addition, the Company reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently

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restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1        Legends.    Each certificate evidencing Shares obtained through the Plan shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions applicable to such Shares, including, without limitation, any to the effect that the Shares represented thereby (i) are subject to contractual restrictions regarding disposition, and (ii) may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such dispositions will not violate any federal or state securities laws.

All certificates and/or book entry accounts for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.2        Rights of Company.    Nothing contained in the Plan or in any Agreement, and no action of the Company or the Committee with respect thereto, shall interfere in any way with the right of the Company or an Affiliate to terminate the employment of the Participant at any time, with or without Cause. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

12.3        Compliance with Other Laws and Regulations.    The obligation of the Company with respect to the grant and exercise Awards hereunder shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act, and the rules and regulations of any securities exchange or association on which the Shares may be listed or quoted.

12.4        Payroll Tax Withholding.    The Company’s obligation to deliver Shares under the Plan shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award or Shares acquired pursuant to an Award, or in respect of any such Award or Shares becoming vested or upon making an election under Section 83(b) of the Code, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such Federal, state or local taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion. Federal, state and local withholding tax due upon the exercise of any Option or Stock Appreciation Right, the vesting of a Stock Award or upon making an election under Section 83(b) of the Code may, in the discretion of the Committee, be paid in Shares already owned by the Participant or through the withholding of Shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine which Shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment.

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12.5        Non-Exclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

12.6        Exclusion from Benefit Computation.    By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Affiliate.

12.7        Governing Law.    The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

12.8        No Rights to Continued Employment.    The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee or other Eligible Individual the right to be retained in the employ of the Company or any Affiliate, or the right to continue to provide services to the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

12.9        Gender and Number.    Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

12.10        Unfunded Status.    Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Affiliate, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

12.11        Section 409A.    It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Award shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A. The Company shall have no liability to any Participant or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder are subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Participant is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Participant’s Termination of Service, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Service will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Participant’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Participant’s death.

12.12        Choice of Forum.

12.12.a.        Jurisdiction.    The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of appropriate jurisdiction located in Newark, New Jersey over any suit, action or proceeding

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arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 12.12.a has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 12.12.

12.12.b.        Acceptance of Jurisdiction.    The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 12.12.a, (iii) undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 12.12 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

12.12.c.        Service of Process.    Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of KCG as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan that is not otherwise arbitrated or resolved according to Section 12.13, who shall promptly advise such Participant of any such service of process.

12.12.d.        Confidentiality.    Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 12.12, except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

12.13        Dispute Resolution.    Subject to the provisions of Section 12.12, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning the Plan or any Award shall be finally settled by binding arbitration in Newark, New Jersey before, and in accordance with the rules then obtaining of, The Nasdaq Stock Market, Inc. (“Nasdaq”) or, if Nasdaq declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

ARTICLE 13

TERMINATION AND AMENDMENT

13.1        Termination and Amendment of the Plan.    The Board or the Committee may at any time terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; provided, however, that no amendment shall be made without stockholder approval if such amendment (i) would increase the maximum aggregate number of Shares that may be issued under the Plan (other than pursuant to Section 11.1), (ii) would materially modify the requirements for participation in the Plan, (iii) would materially increase the benefits accruing to Participants under the Plan or

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(iv) requires stockholder approval to comply with any applicable laws, regulations or rules, including the rules of a securities exchange or self-regulatory agency.

13.2        Modification.    No termination, modification or amendment of the Plan or any outstanding Award may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such outstanding Award. With the consent of the Participant and subject to the terms and conditions of the Plan and applicable laws, the Committee may amend outstanding Agreements with any Participant, including, without limitation, any amendment which would (i) accelerate the time or times at which the Option or Stock Appreciation Right may be exercised or any other Award would become vested and/or (ii) extend the scheduled expiration date of the Option or Stock Appreciation Right; provided however that no Option or Stock Appreciation Right may be repriced, replaced, regranted through cancellation, exchanged for cash or modified without stockholder approval (except in connection with an event described in Section 11.1), if the effect of such change in terms would be to reduce the Exercise Price for the Shares underlying such Option or Stock Appreciation Right.

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 27, 2012.
Vote by Internet • Go to www.envisionreports.com/KCG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
FOR ALL OF THE PROPOSALS
+

	For	Against	Abstain

1. To approve the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan.	☐	☐	☐	2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of

proxy materials for the Special Meeting of Stockholders.

The Proxy Statement is available at:

www.edocumentview.com/kcg

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KNIGHT CAPITAL GROUP, INC

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 27, 2012

The undersigned hereby appoints Thomas M. Joyce and Thomas M. Merritt, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Special Meeting of Stockholders of Knight Capital Group, Inc. (the “Company”) to be held on December 27, 2012 at 1:00 p.m. at the Company’s headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock and Series A-1 Preferred Stock (on an as-converted into Class A Common Stock basis) held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company Class A Common Stock and Series A-1 Preferred Stock (on an as-converted into Class A Common Stock basis) that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not subsequently properly revoked will be voted at the Special Meeting in accordance with the instructions indicated therein. If no instructions are indicated for any particular matter or matters, such proxies will be voted in accordance with the Board of Directors’ recommendations as set forth therein with respect to such proposal(s).

(Continued and to be marked, dated and signed, on the other side).